As filed with the Securities and Exchange Commission on May 30, 2025
Registration No. 333-275133

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 3
to Form F-1
on
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VinFast Auto Ltd.
(Exact name of Registrant as specified in its charter)
Not Applicable
(Translation of Registrant’s name into English)

Singapore	3711	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
Dinh Vu – Cat Hai Economic Zone
Cat Hai Islands, Cat Hai Town, Cat Hai District
Hai Phong City, Vietnam
+84 225 3969999
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1 (212) 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:
Sharon Lau
Stacey Wong
Latham & Watkins LLP
9 Raffles Place
#42-02 Republic Plaza
Singapore 048619
+65 6536 1161

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this registration statement.
If only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☐
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE
On October 23, 2023, VinFast Auto Ltd. (the “Company”) filed a registration statement on Form F-1 (File No. 333-275133) (as amended, the “Registration Statement”), which was declared effective by the Securities and Exchange Commission (the “SEC”) on October 31, 2023.
On March 29, 2024 and November 6, 2024, the Company filed Post-Effective Amendments No. 1 and No. 2 to the Registration Statement (i) to include the Company’s consolidated financial statements for the periods required by Item 8.A of Form 20-F (in each case, at the time of each post-effective amendment), as well as (ii) to restate the Company’s restated consolidated financial statements as of December 31, 2023 (“Restated Financial Statements”), and for the year ended December 31, 2023 and to make certain other changes to reflect the Restated Financial Statements, the effects of the Restated Financial Statements and related matters.
This Post-Effective Amendment No. 3 to the Registration Statement on Form F-3 is being filed by the Company to convert the Registration Statement into a registration statement on Form F-3 and to update certain other information in the Registration Statement. The information included in this Post-Effective Amendment No. 3 updates the Registration Statement and the prospectus contained therein.
No additional securities are being registered under this Post-Effective Amendment No. 3. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MAY 30, 2025
PRELIMINARY PROSPECTUS
VinFast Auto Ltd.
95,273,331 Ordinary Shares
This prospectus relates to the offer and sale, from time to time, by YA II PN, Ltd., a Cayman Islands exempted company (“Yorkville”), of up to 95,273,331 ordinary shares in the capital of VinFast Auto Ltd., a public company incorporated under the laws of Singapore (Company Registration No: 201501874G) (“we,” “us,” the “Company” or “VinFast”), no par value (“ordinary shares”) that we may, at our discretion, elect to issue to Yorkville from time to time after the date of this prospectus, pursuant to the Standby Equity Subscription Agreement, dated as of October 20, 2023, entered into by and between Yorkville and the Company (the “Yorkville Subscription Agreement”). See “Committed Equity Financing” for a description of the Yorkville Subscription Agreement and “Selling Securityholder” for additional information regarding Yorkville.
Under the Yorkville Subscription Agreement, we have the right, but not the obligation, to issue to Yorkville, and Yorkville has the obligation to subscribe for, ordinary shares for an aggregate subscription amount of up to $1.0 billion (the “Commitment Amount”), at any time from the date of the Yorkville Subscription Agreement until November 1, 2026, unless earlier terminated pursuant to the Yorkville Subscription Agreement (the “Commitment Period”), subject to certain conditions. We do not have the right to require Yorkville to subscribe for any ordinary shares under the Yorkville Subscription Agreement until the date on which all of the conditions to Yorkville’s subscription obligation set forth in the Yorkville Subscription Agreement have been satisfied, including that the registration statement of which this prospectus forms a part be declared effective by the SEC and the final form of this prospectus is filed with the SEC. From and after such date, we will have the right, but not the obligation, from time to time at our discretion during the Commitment Period, to require Yorkville to subscribe for a specified amount of ordinary shares (each such issuance, an “Advance”) by delivering written notice to Yorkville (each, an “Advance Notice”). Each Advance is subject to a maximum limit of an amount equal to 100% of the average of the daily trading volume of our ordinary shares on Nasdaq Stock Market LLC (“Nasdaq”) for the five trading days immediately preceding the delivery of an Advance Notice from us to Yorkville.
Under applicable rules of the Nasdaq and the Yorkville Subscription Agreement, in no event may we issue to Yorkville ordinary shares that would result in the number of our ordinary shares issued under the Yorkville Subscription Agreement exceeding 466,212,650 ordinary shares (the “Exchange Cap”), being 19.99% of our ordinary shares issued as of October 19, 2023, unless (a) we obtain shareholder approval to issue ordinary shares in excess of the Exchange Cap or (b) the average price of all applicable issuances of ordinary shares hereunder (including the 800,000 ordinary shares (the “Commitment Shares”) issued by us to Yorkville on November 3, 2023 as consideration for its irrevocable commitment to subscribe for ordinary shares at our direction, from time to time, upon the terms and subject to the conditions set forth in the Yorkville Subscription Agreement) equals or exceeds $5.69 (being the reference price under Nasdaq Rules) per share (which represents the lower of (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the Yorkville Subscription Agreement; or (ii) the average Nasdaq Official Closing Price of our ordinary shares (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the Yorkville Subscription Agreement). In any event, we may not issue any ordinary shares under the Yorkville Subscription Agreement if such issuance would breach any applicable Nasdaq listing rules.
The Yorkville Subscription Agreement does not obligate Yorkville to subscribe for or acquire any ordinary shares under the Yorkville Subscription Agreement if those ordinary shares, when aggregated with all other ordinary shares acquired by Yorkville under the Yorkville Subscription Agreement, would result in Yorkville beneficially owning more than 4.99% of the then outstanding ordinary shares (the “Beneficial Ownership Cap”).
Each ordinary share to be issued to Yorkville from time to time under the Yorkville Subscription Agreement will be issued at 97.5% of the Market Price, as defined in the Yorkville Subscription Agreement. “Market Price” is defined as the lowest of the daily volume weighted average prices (“VWAP”) during the three consecutive trading days commencing on the advance notice date (“Pricing Period”), other than the daily VWAP on any day excluded pursuant to the terms of the Yorkville Subscription Agreement. With respect to each Advance, if VinFast notifies Yorkville of a minimum acceptable price with respect to such Advance, then if the VWAP of the ordinary shares is below the minimum acceptable price indicated by VinFast or if there is no VWAP, there will be an automatic reduction to the amount of the Advance by one third, and that day will be excluded from the Pricing Period. The total number of ordinary shares to be issued to Yorkville in respect of each Advance with any excluded days will be increased by such number of ordinary shares equal to the greater of the number of ordinary shares, if any, sold by Yorkville on such excluded days or such number of ordinary shares that Yorkville elects to subscribe for, in each case, at a subscription price per

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
ordinary share equal to 97.5% of the minimum acceptable price, subject to the limitations set forth in the Yorkville Subscription Agreement.
We may not have access to the full $1.0 billion Commitment Amount available under the Yorkville Subscription Agreement due to the reasons noted above. See “Committed Equity Financing” for more information regarding the Yorkville Subscription Agreement.
We are not selling any of our ordinary shares under this prospectus, and we will not receive any of the proceeds from the sale of our ordinary shares by Yorkville. We will bear all costs, expenses and fees in connection with the registration of the ordinary shares. Yorkville will bear all commissions and discounts, if any, attributable to sales of the ordinary shares registered herein. We are registering our ordinary shares for resale by Yorkville pursuant to the registration rights granted to Yorkville under the Yorkville Subscription Agreement. See “Selling Securityholder” for more information.
Our registration of the securities covered by this prospectus does not mean that Yorkville will offer or sell any of the ordinary shares. Yorkville may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information. As of the date of this prospectus, we are unable to estimate the actual amount of proceeds that we may receive under the Yorkville Subscription Agreement, as it will depend on a number of factors, including the frequency and prices at which we issue ordinary shares to Yorkville, market conditions and the trading price of our ordinary shares, our ability to meet the conditions set forth in the Yorkville Subscription Agreement, and determinations by us as to the appropriate sources of funding for our company and our operations.
The 95,273,331 ordinary shares offered by Yorkville pursuant to this registration statement, together with the 60,720,967 ordinary shares offered by the selling securityholders named in the registration statement on Form F-1 (File No. 333-274475), as amended, which was originally declared effective by the SEC on October 2, 2023 (the “First Resale Registration Statement”), represent 6.7% of our outstanding ordinary shares as of May 29, 2025. The number of ordinary shares registered for resale pursuant to this registration statement and the First Resale Registration Statement, collectively, constitute approximately 6.5 times the number of ordinary shares held by persons other than the selling securityholders named herein and therein and our affiliates. Accordingly, sales of our ordinary shares pursuant to this registration statement and the First Resale Registration Statement could be significant, relative to our current public float. The market price of our ordinary shares could decline if Yorkville sells a significant portion of our ordinary shares or is perceived by the market as intending to sell them. See “Risk Factors — Risks Relating to Ownership of Our Securities — Sales of a substantial number of our securities in the public market by our existing shareholders could potentially cause the price of our ordinary shares to fall” and “Risk Factors — Risks Relating to this Offering — Investors who buy ordinary shares at different times will likely pay different prices.”
Yorkville is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”), and any profits on the sales of shares of our ordinary shares by Yorkville and any discounts, commissions, or concessions received by Yorkville are deemed to be underwriting discounts and commissions under the Securities Act. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in any applicable prospectus supplement. See the section of this prospectus titled “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and any applicable prospectus supplement describing the method and terms of the offering of such securities. You should carefully read this prospectus and any applicable prospectus supplement before you invest in our securities.
Our ordinary shares and warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “VFS” and “VFSWW.” On May 29, 2025, the last reported sale price of our ordinary shares and warrants as reported on Nasdaq were $3.53 per ordinary share and $0.32 per warrant.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.
We are a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements. See “Prospectus Summary — Implications of Being a Foreign Private Issuer.”
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            2025.

You should rely only on the information contained in this prospectus or any supplement. Neither we nor Yorkville have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.
Except as otherwise set forth in this prospectus, neither we nor Yorkville have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results of operations or financial condition and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, the markets in which we operate as well as any information concerning possible or assumed future results of our operations. Such forward-looking statements are based on available current market material and our management’s expectations, beliefs and forecasts concerning future events impacting us. Factors that may impact such forward-looking statements include, among others, the following:
•
We are a growth stage company in the EV industry and face challenges associated with the marketing and sale of products in different markets;

•
The unavailability, reduction or elimination of government and economic incentives or government policies which are favorable for EV manufacturers and buyers;

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Significant changes or developments in U.S. laws or policies, including changes in U.S. trade policies and tariffs and the reaction of other countries thereto;

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Our brand, reputation, and consumer confidence in our business could be harmed by negative publicity;

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The automotive market is highly competitive, which presents challenges in maintaining our market leadership in Vietnam and establishing our position in the global automotive industry;

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We might face challenges if our customers are resistant to adopting EVs or do not have adequate access to EVSE, which includes charging stations, and related infrastructure;

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We have experienced in the past and in the future may experience delays and cost overruns when implementing our business plans and growth strategy;

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We obtain component parts and raw materials from third-party suppliers who may fail to deliver components and raw materials according to our schedule and at prices, quality and volumes acceptable to us;

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We are a growth stage company with a history of losses, negative cash flows from operating activities and negative working capital. We require additional funding to support our ongoing operations;

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We have identified material weaknesses in our internal control over financial reporting that could, if not remediated, impair our ability to produce timely and accurate financial statements;

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We have restated our financial statements for the fiscal year ended December 31, 2023, which could expose us to additional risks;

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We have received financial support from Mr. Pham and our Vingroup affiliates, and we maintain business relationships with our Vingroup affiliates. We may be affected by adverse business conditions, developments or matters affecting our Vingroup affiliates;

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A considerable portion of our EV deliveries to date has been to certain affiliates;

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Our corporate actions that require shareholders’ approval will be substantially controlled by our controlling shareholders, which may prevent you and other shareholders from influencing significant decisions; and

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The other matters described in the section titled “Risk Factors” elsewhere in this prospectus or the risk factors described in our most recent annual report on Form 20-F, which is incorporated herein by reference.

ii

The foregoing list of factors is not exhaustive. The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respect from those projected in these forward-looking statements. There may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We will not and do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

iii

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before making an investment decision, you should read this entire prospectus carefully, especially the “Risk Factors” section, the financial statements and related notes thereto, and any other documents to which this prospectus refers. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for more information.
Unless otherwise stated or the context otherwise requires, all references in this subsection to the “Company”, “we,” “us” or “our” refer to the business of VinFast Auto Ltd. and its subsidiaries.
Who We Are
We are VinFast, and our goal is to be a leader in the future of Smart Mobility through our intelligent, thoughtful and inclusive EV platform. We aim to foster a cleaner and more sustainable approach to 21st century mobility that is evolutionary and revolutionary.
We are bold, decisive and eager to advance our product and platform.
We aim to constantly push boundaries in our approach to technology, service innovation, customer engagement and manufacturing excellence, all for the sake of delivering an exceptional customer experience.
Our mission is to help create a more sustainable future for all. We aim to help sustain our planet by accelerating the switch to electric vehicles with an inclusive, comprehensive product line and unique service platform. We envision a world where a top-tier electric vehicle-driving experience is accessible to all. We have already begun delivering on that vision today with our line of all-electric sports utility vehicles (“SUVs”), readying us for the new era of VinFast, one focused on global expansion and creating a sustainable future.
At VinFast, our motto is “boundless together.” It is representative of the adventurous and inspired feeling we want our drivers to experience every time they take the wheel, a precept of our approach to manufacturing, an affirmation of our limitless desire to reach new heights with the products we create, our effort to build a sustainable future and our enthusiastic re-shaping of the electric vehicle driver experience. In that spirit, we are breaking boundaries by focusing on the future, setting out on new journeys as one team (maker, driver, partners) and sharing the VinFast vision along the way. We are constantly innovating from a technology and driver experience perspective and are ready to push forward towards a sustainable future. With that said, we recognize that we cannot do this alone, and we urge those who share this desire to unite with us on our journey to a brighter and greener future.
Come join the charge with us.
Overview
We are an innovative, full-scale mobility platform focused primarily on designing and manufacturing high-quality EVs, electric scooters (“e-scooters”) and electric buses (“e-buses”). Our EV product line is a range of fully-electric mini- through E-segment SUVs, the first of which began production in December 2021. We have also recently expanded into the electric minivan segment with the introduction of our compact electric van, the EC Van, in May 2025. We focus strategically and exclusively on EVs and fully phased out production of internal combustion engine (“ICE”) vehicles in 2022 in order to execute on our vision of creating an e-mobility ecosystem built around customers, community and connectivity alongside our new vehicle roll-out. We plan to deliver on this strategy by leveraging our manufacturing expertise and strong track record of producing ICE vehicles and e-scooters. We started producing e-scooters in 2018, passenger cars (ICE vehicles) in 2019 and e-buses in 2020. We delivered 223,970 four-wheeled vehicles (including approximately 86,050 ICE vehicles and approximately 137,920 EVs) and approximately 303,280 two-wheeled vehicles (including approximately 302,440 e-scooters and approximately 840 e-bikes) from inception through December 31, 2024. According to our preliminary results, in the first quarter of 2025, we delivered 36,330 EVs and approximately 44,900 two-wheeled vehicles. Innovation is at the heart of everything we do. We focus on achieving operational efficiency and technological integration, and we seek to continuously improve our processes to deliver world-class products.

Our target international markets include select countries in North America, such as the U.S. and Canada; Asia, covering India and Southeast Asia, including Indonesia and the Philippines; and the EMEA (Europe, the Middle East and Africa) region. We also continue to strengthen our position in our market in Vietnam. We believe our vehicles are differentiated, especially in the emerging EV landscape, through our high-quality product offering. This differentiation is built on advanced technology and new-mobility features for our drivers, fashionable and luxurious designs, and our comprehensive smart services solution. We expect to remain competitive by focusing on SUVs, the most popular consumer vehicle segment, and including in our products top tier technology and luxurious outfitting that is not standard for similar vehicles at our price points. We strongly believe in the future of Smart Mobility and strive to provide the VinFast platform as an access point to that future.
We have achieved a great deal in our short history. Following the founding of our Company in 2017, we achieved start of production of our first ICE vehicle in only 21 months. As a new entrant and the first Vietnamese OEM, we have partnered with top-tier global companies, including Magna Steyr Fahrzeugtechnik AG & Co KG (“Magna”) and Pininfarina S.p.A. (“Pininfarina”) to accelerate the integration of industry best practices into our processes. Deliveries of our first fully-electric SUV, the VF e34, began in Vietnam in December 2021. Deliveries of the VF 8 began in Vietnam in September 2022 and in the U.S. in March 2023. Deliveries of the VF 9, VF 5 and VF 6 began in Vietnam in March, April and December 2023, respectively. Deliveries of VF 7 and VF 3 began in Vietnam in March and July 2024, respectively. From the start of our EV production until December 31, 2024, we delivered approximately 137,920 EVs (consisting of approximately 40,300 VF 5s, 32,780 VF e34s, 25,580 VF 3s, 22,340 VF 8s, other models, and e-buses) mostly in Vietnam. Driven by demand for affordable models and strength in the domestic Vietnam market, we set new delivery records in Vietnam for four consecutive months from September to December 2024, culminating in total deliveries of approximately 97,400 EVs globally for the full year 2024, consisting of approximately 33,140 VF 5s, 25,580 VF 3s, 14,310 VF e34s, 9,860 VF 8s, 9,070 VF 6s, and other models and e-buses. This represents a 192% increase year-over-year, exceeding management’s revised delivery guidance of 80,000 vehicles globally for the full year 2024. See “Item 3. Key Information — D. Risk Factors — Risks Relating to Our Business and Industry — We are a growth stage company in the EV industry and face challenges associated with the marketing and sale of products in different markets” in our most recent annual report on Form 20-F.
We quickly established significant brand recognition in Vietnam and within 18 months from product launch, we gained the leading market share in Vietnam for each of our product segments, based on management’s analysis of publicly available data. This share was acquired from the incumbent global vehicle brands from Asia, Europe and North America that have historically dominated the Vietnamese market prior to our arrival. Since our establishment, we have gained significant experience in manufacturing at scale, which has helped us swiftly incorporate EVs into our existing assembly lines. Like other entities within the Vingroup family of companies, turning early-stage businesses into market leaders through top-tier execution and leadership is a hallmark of our approach to business.
We are a majority-owned affiliate of Vingroup Joint Stock Company, a public company listed on the Ho Chi Minh Stock Exchange, Vietnam and one of Vietnam’s largest conglomerates (“Vingroup”). Led by Mr. Pham, who is our Managing Director and CEO, Vingroup operates market-leading, fast-growing businesses that span the industrials, technology, real estate and social services sectors in Vietnam. Vingroup has an operating history of over 30 years and a strong track record of improving the daily lives of consumers through applied technology. As of December 31, 2024, approximately $14.3 billion has been deployed to fund operating expenses and capital expenditures of VinFast since 2017 by Vingroup, its affiliates and external lenders. We believe our ongoing relationship with Vingroup is a significant competitive advantage, most notably through shared expertise and software co-development among nearly 1,800 engineers in the Vingroup ecosystem who collectively help produce differentiated technology for VinFast vehicles.
We are led by a keenly focused management team that is highly motivated to deliver on our mission of making EVs smarter and more inclusive. Our Managing Director and CEO, Mr. Pham, and our Chairwoman, Ms. Le, also hold the positions of Chairman and Vice Chairwoman of Vingroup, respectively, and were the key Vingroup executives behind the push into vehicle manufacturing. Both Mr. Pham and Ms. Le were responsible for the formation of VinFast and led the execution of a startup plan from the ground up in 2017, with our first vehicles delivered only 21 months later. They have built a highly experienced team to execute our strategy. Our entrepreneurial and innovative culture from the top down in our organization is driven by our core belief that we are “boundless together.”

Smart Mobility and the VinFast Differentiators
Our full-service driver and ownership experience is a hallmark of the VinFast brand and built around the concept of Smart Mobility, which we believe differentiates us from our competitors. To us, Smart Mobility encompasses the following:
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High Quality Product

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Thoughtful design for a boundless premium experience — We evoke EMOTION and PASSION between driver and car

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Top-of-the-line vehicle lineup — We offer a STYLISH product line with skilled craftsmanship in every detail

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“TECHNOLOGY FOR LIFE” — We embrace PERSONALIZATION and CONNECTIVITY with a full suite of standard smart infotainment features, including a heads-up display, virtual personal assistant, in-car commerce and mobile office capabilities, creating a space for lifestyle between home and office

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Sustainability — We aim to deliver our products RESPONSIBLY to help promote a greener world for us all

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Steadfast focus on meeting world-class safety standards — We focus unwaveringly on SAFETY

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Competitive Pricing and Value

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ACCESSIBILITY — We seek to offer our products in a more approachable and accessible way relative to closest EV peers to help increase opportunities for greater EV adoption globally

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We offer high performance, luxurious features, high quality, an advanced suite of enhanced technology and cutting-edge engineering execution at a COMPETITIVE price point

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FLEXIBLE purchase options, including own, lease, where available, to suit any customer’s preference

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Peace-of-Mind Ownership Experience

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Our goal is to provide BEST-IN-CLASS after-sale policy with up to 10-year / 125,000-mile warranty and 24/7 roadside assistance

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WORRY-FREE experience through our “VINFAST SERVICE” model with remote and mobile service offerings

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EASE-OF-ACCESS to our network of showrooms and service centers and integrated suite of EV charging solutions through VinFast Power Solutions and partners such as EVgo, Bosch, Blink, FLO and ChargeHub.

Corporate Information
Our Company was incorporated in Singapore on January 19, 2015 as Fiscus Consultancy Pte. Ltd., a private limited company (Company Registration No. 201501874G) under the Companies Act 1967 of Singapore (the “Singapore Companies Act”). Our Company’s name was changed to VinFast Trading & Investment Pte. Ltd. on April 8, 2021 and to VinFast Auto Pte. Ltd. on December 22, 2022. On July 31, 2023, VinFast converted from a Singapore private limited company operating under the name “VinFast Auto Pte. Ltd.” into a Singapore public limited company operating under the name “VinFast Auto Ltd.”
Our principal executive offices are located at Dinh Vu — Cat Hai Economic Zone, Cat Hai Islands, Cat Hai Town, Cat Hai District, Hai Phong City, Vietnam. Our telephone number at this address is +84 225 3969999. Our registered office in Singapore is located at 61 Robinson Road, #06-01, 61 Robinson, Singapore 068893.
Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our main website is www.vinfastauto.us. The information contained on our website is not a part of this prospectus. Our agent for service of process in the U.S. is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.
Implications of Being a Foreign Private Issuer
We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the U.S. that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as a company incorporated in Singapore, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards.
Summary of Risk Factors
Investing in our securities entails a high degree of risk as more fully described under “Risk Factors.” You should carefully consider such risks before deciding to invest in our securities. These risks include, but are not limited to, the following:
•
We are a growth stage company in the EV industry and face challenges associated with the marketing and sale of products in different markets;

•
The unavailability, reduction or elimination of government and economic incentives or government policies which are favorable for EV manufacturers and buyers;

•
Significant changes or developments in U.S. laws or policies, including changes in U.S. trade policies and tariffs and the reaction of other countries thereto;

•
Our brand, reputation, and consumer confidence in our business could be harmed by negative publicity;

•
The automotive market is highly competitive, which presents challenges in maintaining our market leadership in Vietnam and establishing our position in the global automotive industry;

•
We might face challenges if our customers are resistant to adopting EVs or do not have adequate access to EVSE, which includes charging stations, and related infrastructure;

•
We have experienced in the past and in the future may experience delays and cost overruns when implementing our business plans and growth strategy;

•
We obtain component parts and raw materials from third-party suppliers who may fail to deliver components and raw materials according to our schedule and at prices, quality and volumes acceptable to us;

•
We are a growth stage company with a history of losses, negative cash flows from operating activities and negative working capital. We require additional funding to support our ongoing operations;

•
We have identified material weaknesses in our internal control over financial reporting that could, if not remediated, impair our ability to produce timely and accurate financial statements;

•
We have restated our financial statements for the fiscal year ended December 31, 2023, which could expose us to additional risks;

•
We have received financial support from Mr. Pham and our Vingroup affiliates, and we maintain business relationships with our Vingroup affiliates. We may be affected by adverse business conditions, developments or matters affecting our Vingroup affiliates;

•
A considerable portion of our EV deliveries to date has been to certain affiliates;

•
Our corporate actions that require shareholders’ approval will be substantially controlled by our controlling shareholders, which may prevent you and other shareholders from influencing significant decisions; and

•
The other matters described in the section titled “Risk Factors” elsewhere in this prospectus or the risk factors described in our most recent annual report on Form 20-F, which is incorporated herein by reference.

THE OFFERING
Ordinary shares offered by the Selling Securityholders
Up to 95,273,331 ordinary shares that we may, at our discretion, elect to issue to Yorkville under the Yorkville Subscription Agreement from time to time.
Last reported sale price of our ordinary shares
On May 29, 2025, the last reported sale price of our ordinary shares as reported on Nasdaq was $3.53 per ordinary share.
Ordinary shares issued and outstanding prior to this offering
2,338,812,676 ordinary shares, as of May 29, 2025.
Ordinary shares issued and outstanding after giving effect to the issuance of ordinary shares registered hereunder
2,434,086,007 ordinary shares, based on 2,338,812,676 ordinary shares issued and outstanding as of May 29, 2025.
Use of proceeds
We will not receive any proceeds from the resale of ordinary shares included in this prospectus by Yorkville. However, we may receive up to $1.0 billion in aggregate gross proceeds under the Yorkville Subscription Agreement from issuances of ordinary shares that we may elect to make to Yorkville pursuant to the Yorkville Subscription Agreement, if any, from time to time in our discretion. As of the date of this prospectus, we are unable to estimate the actual amount of proceeds that we may receive under the Yorkville Subscription Agreement, as it will depend on a number of factors, including the frequency and prices at which we issue ordinary shares to Yorkville, market conditions and the trading price of our ordinary shares, our ability to meet the conditions set forth in the Yorkville Subscription Agreement, and determinations by us as to the appropriate sources of funding for our company and our operations.
We expect to use the net proceeds that we receive from issuances of our ordinary shares to Yorkville, if any, under the Yorkville Subscription Agreement for working capital and general corporate purposes. See “Use of Proceeds” and “Risk Factors — Risks Relating to this Offering — Our management team will have broad discretion over the use of the net proceeds from our sale of ordinary shares to Yorkville, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.”
Risk factors
Investing in the ordinary shares and warrants of the Company involves a high degree of risk. See “Risk Factors”, the other information included in this prospectus, and the other risk factors contained in the documents incorporated by reference herein, including our annual report on Form 20-F, for a discussion of factors you should carefully consider before deciding to invest in the ordinary shares and warrants of the Company.
Market for our ordinary shares and warrants
Our ordinary shares and warrants are listed on Nasdaq under the symbols, “VFS” and “VFSWW,” respectively.

RISK FACTORS
You should carefully consider the risk factors described in our most recent annual report on Form 20-F, which is incorporated herein by reference, the risk factor set forth below and the risk factors that are described in any accompanying prospectus supplement and any applicable free writing prospectus and in other documents incorporated by reference into this prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.
Risks Related to this Offering
It is not possible to predict the actual number of ordinary shares we will issue under the Yorkville Subscription Agreement to Yorkville, or the actual gross proceeds resulting from those issuances. Further, we may not have access to the full amount available under the Yorkville Subscription Agreement.
On October 20, 2023, we entered into the Yorkville Subscription Agreement, pursuant to which Yorkville committed to subscribe for up to $1.0 billion of our ordinary shares, subject to certain limitations and conditions set forth in the Yorkville Subscription Agreement. As of the date of this prospectus, the remaining available commitment amount under the Yorkville Subscription Agreement is approximately $968.3 million. We have the discretion to issue ordinary shares to Yorkville from time to time in accordance with the terms set forth Yorkville Subscription Agreement.
We generally have the right to control the timing and amount of any issuances of our ordinary shares to Yorkville under the Yorkville Subscription Agreement. Issuances of our ordinary shares, if any, to Yorkville under the Yorkville Subscription Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to issue to Yorkville all, some or none of the ordinary shares that may be available for us to issue to Yorkville pursuant to the Yorkville Subscription Agreement.
Because the subscription price per ordinary share to be paid by Yorkville for the ordinary shares that we may elect to issue to Yorkville under the Yorkville Subscription Agreement, if any, will fluctuate based on the market prices of our ordinary shares prior to each Advance made pursuant to the Yorkville Subscription Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such issuances, the number of ordinary shares that we will issue to Yorkville under the Yorkville Subscription Agreement, the subscription price per ordinary share that Yorkville will pay for shares issued by us under the Yorkville Subscription Agreement, or the aggregate gross proceeds that we will receive from those issuances to Yorkville under the Yorkville Subscription Agreement, if any.
Moreover, although the Yorkville Subscription Agreement provides that we may issue up to an aggregate of $1.0 billion of our ordinary shares to Yorkville, only 95,273,331 ordinary shares are being registered for resale under the registration statement that includes this prospectus. If we elect to issue to Yorkville all of the 95,273,331 ordinary shares being registered for resale under this prospectus, depending on the market price of our ordinary shares prior to each Advance made pursuant to the Yorkville Subscription Agreement, the actual gross proceeds from the sale of all such shares may be substantially less than the remaining commitment amount of $968.3 million that is available to us under the Yorkville Subscription Agreement as of the date of this prospectus.
If it becomes necessary for us to issue to Yorkville under the Yorkville Subscription Agreement more than the 95,273,331 ordinary shares being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $1.0 billion under the Yorkville Subscription Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by Yorkville of any such additional ordinary shares we wish to issue from time to time under the Yorkville Subscription Agreement, which the SEC must declare effective. Additionally, we would need to obtain shareholder approval to issue ordinary shares in excess of the Exchange Cap under the Yorkville Subscription Agreement in accordance with applicable Nasdaq rules, unless the average per share purchase price paid by Yorkville for all ordinary shares issued under the Yorkville Subscription Agreement equals or exceeds $5.69, in which case, under applicable Nasdaq rules, the Exchange Cap limitation will not apply to issuances of ordinary shares under the Yorkville Subscription Agreement.
The Yorkville Subscription Agreement does not obligate Yorkville to subscribe for or acquire any ordinary shares under the Yorkville Subscription Agreement if those ordinary shares, when aggregated with all other ordinary shares acquired by Yorkville under the Yorkville Subscription Agreement, would result in Yorkville beneficially owning more than 4.99% of the then outstanding ordinary shares.
Investors who buy ordinary shares at different times will likely pay different prices.
Pursuant to the Yorkville Subscription Agreement, we control the timing and amount of any issuances of ordinary shares to Yorkville. If and when we do elect to issue ordinary shares to Yorkville pursuant to the Yorkville Subscription Agreement, Yorkville may resell all, some or none of such ordinary shares in its discretion and at different prices, subject to the terms of the Yorkville Subscription Agreement. As a result, investors who purchase ordinary shares from Yorkville in this offering at different times will likely pay different prices for those ordinary shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the ordinary shares they purchase from Yorkville in this offering as a result of future issuances made by us to Yorkville at prices lower than the prices such investors paid for their ordinary shares in this offering.
Our management team will have broad discretion over the use of the net proceeds from our sale of ordinary shares to Yorkville, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.
Our management team will have broad discretion as to the use of the net proceeds from our issuance of ordinary shares to Yorkville, if any, and we could use such proceeds for purposes other than those contemplated at the date of this prospectus. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used effectively. The failure of our management team to use such funds effectively, if any, could have a negative impact on our business, financial condition, operating results and cash flows.
The sales of a substantial number of our securities in the public market by our existing shareholders could potentially cause the price of our ordinary shares to fall.
The 95,273,331 ordinary shares offered pursuant to this registration statement by Yorkville, together with the 60,720,967 ordinary shares offered by the selling securityholders named in the First Resale Registration Statement, represent 6.7% of our outstanding ordinary shares as of May 29, 2025.
The aggregate 95,273,331 ordinary shares registered for resale pursuant to this registration statement and the 60,720,967 ordinary shares registered for resale in the First Resale Registration Statement will constitute approximately 6.5 times the number of ordinary shares held by persons other than our affiliates and the selling securityholders named herein and therein. Accordingly, sales of our ordinary shares pursuant to these registration statements could be significant, relative to our current public float.
While the sale from time to time of ordinary shares pursuant to this registration statement and the First Resale Registration Statement by the selling securityholders named herein and therein will increase our public float, we are unable to predict the effect that such sales may have on the prevailing market price of our ordinary shares and warrants. Sales of ordinary shares in the public market by the selling securityholders named therein, or the perception that those sales might occur, could potentially have a negative impact on the market price of ordinary shares and warrants. The sale of any or all the securities being offered pursuant to any of these registration statements could result potentially in a decline in the public trading price of our securities.
In addition, certain of our ordinary shares have been pledged or charged by our initial shareholders, Vingroup, Vietnam Investment Group Joint Stock Company and Asian Star Trading & Investment Pte. Ltd. (together, the “Initial Shareholders”) in order to secure certain obligations to third parties. We are not a party to these share pledges or share charges or related agreements. If the price of our ordinary shares were to decline substantially, the Initial Shareholders may be forced to sell such ordinary shares to satisfy these obligations if they are unable to do so through other means, which could also affect the public trading price of our securities.

CAPITALIZATION
The following table sets forth our capitalization as of December 31, 2024.
The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus, any prospectus supplement or incorporated by reference in this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.
As of December 31, 2024
Actual
VND (in billions)
Cash and cash equivalents	3,306.8
Deficit:
Ordinary shares, no par value – VinFast Auto (2,338,812,496 shares issued and outstanding as of December 31, 2024)	9,867.2
Accumulated losses	(267,792.2)
Additional paid-in capital	93,674.0
Other comprehensive loss	(460.6)
Deficit attributable to equity holders of the parent	(164,711.7)
Non-controlling interests(1)	69,806.9
Total deficit (A)	(94,904.7)
Long-term debt:
Long-term interest-bearing loans and borrowings	22,862.9
Long-term derivative and financial liabilities	36.3
Total-long term debt (B)	22,899.2
Long-term amount due to related parties:
Long-term amounts due to related parties	42,095.7
Total capitalization (A) + (B)(2)	(72,005.5)

Notes:
(1)
Non-controlling interests reflect certain dividend preference shares issued by VinFast Vietnam to Vingroup (i) in March 2022 in return for an advance capital contribution of VND6.0 trillion (“DPS1”), (ii) in December 2022 in exchange for VND45,733.7 billion in borrowings from Vingroup to VinFast Vietnam (“DPS4”) and (iii) as part of our Reorganization in December 2022, in return for the assignment of the Share Acquisition P-Note previously held by Vingroup amounting to VND25.8 trillion (“DPS3”), and (iv) in December 2024 in exchange for VND 20,000 billion in borrowings from Vingroup to VinFast Vietnam (“DPS5”). For details on the terms of DPS1, DPS3, DPS4 and DPS5, see “Item 7. Major Shareholders and Related Party Transactions — B. Related Party Transactions — Transactions with Vingroup Affiliates — Capital Contributions into VinFast Vietnam” in our most recent annual report on Form 20-F.

(2)
Calculated as total deficit plus long-term interest-bearing loans and borrowings and long-term derivative and financial liabilities.

COMMITTED EQUITY FINANCING
On October 20, 2023, we entered into the Yorkville Subscription Agreement. Pursuant to the Yorkville Subscription Agreement, we have the right to issue to Yorkville, and Yorkville has the obligation to subscribe for, ordinary shares for an aggregate subscription amount of up to $1.0 billion (the “Commitment Amount”), at any time from the date of the Yorkville Subscription Agreement until November 1, 2026, unless earlier terminated pursuant to the Yorkville Subscription Agreement (the “Commitment Period”), subject to certain conditions. From and after such date, we will have the right, but not the obligation, from time to time at our discretion during the Commitment Period, to require Yorkville to subscribe for a specified amount of ordinary shares (each such issuance, an “Advance”) by delivering written notice to Yorkville (each, an “Advance Notice”). As of the date of this prospectus, the remaining available commitment amount under the Yorkville Subscription Agreement is approximately $968.3 million. We are under no obligation to issue any ordinary shares to Yorkville under the Yorkville Subscription Agreement. Issuances of ordinary shares to Yorkville under the Yorkville Subscription Agreement, and the timing of any such issuances, are at our option, subject to certain conditions.
Each Advance is subject to a maximum limit of an amount equal to 100% of the average of the daily trading volume of our ordinary shares on Nasdaq for the five trading days immediately preceding the delivery of an Advance Notice from us to Yorkville. Each ordinary share will be subscribed for by Yorkville from time to time pursuant to the Yorkville Subscription Agreement at 97.5% of the Market Price, as defined in the Yorkville Subscription Agreement. “Market Price” is defined as the lowest of the daily volume weighted average prices (“VWAP”) during the three consecutive trading days commencing on the advance notice date (“Pricing Period”), other than the daily VWAP on any day excluded pursuant to the terms of the Yorkville Subscription Agreement. With respect to each Advance, if VinFast notifies Yorkville of a minimum acceptable price with respect to such Advance, then if the VWAP of the ordinary shares is below the minimum acceptable price indicated by VinFast or if there is no VWAP, there will be an automatic reduction to the amount of the Advance by one third, and that day will be excluded from the Pricing Period. The total number of ordinary shares to be issued to Yorkville in respect of each Advance with any excluded days will be increased by such number of ordinary shares equal to the greater of the number of ordinary shares, if any, sold by Yorkville on such excluded days or such number of ordinary shares that Yorkville elects to subscribe for, in each case, at a subscription price per ordinary share equal to 97.5% of the minimum acceptable price, subject to the limitations set forth in the Yorkville Subscription Agreement. The ordinary shares will be issued to Yorkville promptly following our receipt of a wire transfer from Yorkville to us for the relevant subscription amount (and in any event, no later than one trading day after such receipt).
We will control the timing and amount of any issuances of ordinary shares to Yorkville. Actual issuances of ordinary shares to Yorkville under the Yorkville Subscription Agreement will depend on a variety of factors to be determined by us from time to time, including the frequency and prices at which we issue ordinary shares to Yorkville, market conditions and the trading price of our ordinary shares, our ability to meet the conditions set forth in the Yorkville Subscription Agreement, and determinations by us as to the appropriate sources of funding for our company and our operations. There is no limit on the timing or frequency in which we may deliver an Advance Notice to Yorkville, provided that we shall have delivered all ordinary shares relating to all prior Advance Notices before issuing a new Advance Notice.
Because the subscription price per ordinary share to be paid by Yorkville for the ordinary shares that we may elect to issue to Yorkville under the Yorkville Subscription Agreement, if any, will fluctuate based on the market prices of our ordinary shares prior to each Advance made pursuant to the Yorkville Subscription Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such issuances, the number of ordinary shares that we will issue to Yorkville under the Yorkville Subscription Agreement, the subscription price per ordinary share that Yorkville will pay for shares issued by us under the Yorkville Subscription Agreement, or the aggregate gross proceeds that we will receive from those issuances to Yorkville under the Yorkville Subscription Agreement, if any.
Under applicable rules of Nasdaq and the Yorkville Subscription Agreement, in no event may we issue to Yorkville ordinary shares that would result in the number of our ordinary shares issued under the Yorkville Subscription Agreement exceeding 466,212,650 ordinary shares (the “Exchange Cap”), being 19.99% of our ordinary shares issued as of October 19, 2023, unless (a) we obtain shareholder approval to issue ordinary shares in excess of the Exchange Cap or (b) the average price of all applicable issuances of ordinary shares hereunder (including the 800,000 ordinary shares that we issued to Yorkville on November 3, 2023 as consideration for Yorkville’s commitment to subscribe for ordinary shares pursuant to the Yorkville Subscription Agreement) equals or exceeds $5.69 (being the reference price under Nasdaq listing rules) per share (which represents the lower of (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the Yorkville Subscription Agreement; or (ii) the average Nasdaq Official Closing Price of our ordinary shares (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the Yorkville Subscription Agreement). In any event, we may not issue any ordinary shares under the Yorkville Subscription Agreement if such issuance would breach any applicable Nasdaq listing rules.
The Yorkville Subscription Agreement does not obligate Yorkville to subscribe for or acquire any ordinary shares under the Yorkville Subscription Agreement if those ordinary shares, when aggregated with all other ordinary shares acquired by Yorkville under the Yorkville Subscription Agreement, would result in Yorkville beneficially owning more than 4.99% of the then outstanding ordinary shares.
The net proceeds under the Yorkville Subscription Agreement to us will depend on the frequency and prices at which we issue ordinary shares to Yorkville. We expect that any proceeds received by us from such issuances to Yorkville will be used for working capital and general corporate purposes. See “Use of Proceeds.”
Unless earlier terminated as provided in the Yorkville Subscription Agreement, the Yorkville Subscription Agreement will terminate automatically on the earliest to occur of:
•
the first day of the month next following the 36-month anniversary of the date of the Yorkville Subscription Agreement; or

•
the date on which Yorkville shall have made payment for Advances pursuant to the Yorkville Subscription Agreement for ordinary shares equal to the Commitment Amount.

We have the right to unilaterally terminate the Yorkville Subscription Agreement upon three trading days’ prior written notice to Yorkville, provided that (i) there are no outstanding Advance Notices that have not been completed; and (ii) we have paid all amounts owed to Yorkville pursuant to the Yorkville Subscription Agreement, including the Commitment Shares. VinFast and Yorkville may also terminate the Yorkville Subscription Agreement at any time by mutual written consent.
On November 3, 2023, we issued 800,000 ordinary shares to Yorkville as consideration for Yorkville’s commitment to subscribe for ordinary shares pursuant to the Yorkville Subscription Agreement.
Conditions to Delivery of Advance Notices
Our ability to deliver Advance Notices to Yorkville under the Yorkville Subscription Agreement is subject to the satisfaction or waiver of certain conditions, including, among other things, the following:
•
the accuracy in all material respects of our representations and warranties included in the Yorkville Subscription Agreement;

•
the effectiveness of this registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include ordinary shares that may be issued by us to Yorkville under the Yorkville Subscription Agreement);

•
VinFast having filed with the SEC in a timely manner all reports, notices and other documents required under the Exchange Act and applicable SEC regulations (i) since August 14, 2023 or (ii) after August 14, 2024, during the twelve-month period immediately preceding the date of an Advance Notice;

•
no Material Outside Event (as defined in the Yorkville Subscription Agreement) shall have occurred or be continuing;

•
VinFast having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Yorkville Subscription Agreement to be performed, satisfied or complied with by VinFast;

•
the absence of any statute, regulation, executive order, decree, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits or directly, materially and adversely affects any of the transactions contemplated by the Yorkville Subscription Agreement;

•
trading in our ordinary shares shall not have been suspended by the SEC, Nasdaq or FINRA;

•
VinFast shall not have received any final and non-appealable notice that the listing or quotation of the ordinary shares on Nasdaq shall be terminated;

•
the representations contained in the appliable Advance Notice shall be true and correct in all material respects; and

•
VinFast having issued all ordinary shares pursuant to all prior Advances.

No Short-Selling by Yorkville
Yorkville has agreed that, during the term of the Yorkville Subscription Agreement, neither Yorkville nor any of its directors, officers, employees and related persons, or any entity managed or controlled by Yorkville, shall, directly or indirectly, engage in any short sales of our ordinary shares, provided that such persons may sell ordinary shares that Yorkville is unconditionally obligated to subscribe for pursuant to the Yorkville Subscription Agreement.
Termination of the Yorkville Subscription Agreement
Unless earlier terminated as provided in the Yorkville Subscription Agreement, the Yorkville Subscription Agreement will terminate automatically on the earliest to occur of:
•
the first day of the month next following the 36-month anniversary of the date of the Yorkville Subscription Agreement; or

•
the date on which Yorkville shall have made payment for Advances pursuant to the Yorkville Subscription Agreement for ordinary shares equal to the Commitment Amount.

We have the right to unilaterally terminate the Yorkville Subscription Agreement upon three trading days’ prior written notice to Yorkville, provided that (i) there are no outstanding Advance Notices that have not been completed; and (ii) we have paid all amounts owed to Yorkville pursuant to the Yorkville Subscription Agreement, including the Commitment Shares.
VinFast and Yorkville may also terminate the Yorkville Subscription Agreement at any time by mutual written consent.
Effect of Issuances of Ordinary Shares under the Yorkville Subscription Agreement on our Shareholders
All ordinary shares that may be issued by us to Yorkville under the Yorkville Subscription Agreement that are being registered under the Securities Act for resale by Yorkville under this prospectus are expected to be freely tradable. The ordinary shares being registered for resale in this offering may be issued by us to Yorkville from time to time at our discretion during the Commitment Period. The resale by Yorkville of a significant number of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our ordinary shares to decline. Issuances of our ordinary shares, if any, to Yorkville under the Yorkville Subscription Agreement will depend upon market conditions and other factors. VinFast may ultimately decide to issue to Yorkville all, some or none of the ordinary shares that may be available for issuance to Yorkville pursuant to the Yorkville Subscription Agreement.
If and when we do elect to issue ordinary shares to Yorkville pursuant to the Yorkville Subscription Agreement, Yorkville may resell all, some, or none of such ordinary shares in its discretion and at different prices subject to the terms of the Yorkville Subscription Agreement. As a result, investors who purchase ordinary shares from Yorkville in this offering at different times will likely pay different prices for those ordinary shares, and so may experience different levels of dilution and, in some cases, substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the ordinary shares they purchase from Yorkville in this offering as a result of future issuances made by us to Yorkville at prices lower than the prices such investors paid for their ordinary shares in this offering.

Because the subscription price per ordinary share to be paid by Yorkville for the ordinary shares that we may elect to issue to Yorkville under the Yorkville Subscription Agreement, if any, will fluctuate based on the market prices of our ordinary shares during the applicable pricing period, as of the date of this prospectus we cannot reliably predict the number of ordinary shares that we will issue to Yorkville under the Yorkville Subscription Agreement, the actual subscription price per ordinary share to be paid by Yorkville for those ordinary shares, or the actual gross proceeds to be raised by us from those issuances, if any.
Although the Yorkville Subscription Agreement provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the Yorkville Subscription Agreement, direct Yorkville to subscribe for our ordinary shares in one or more Advances under the Yorkville Subscription Agreement, for a maximum aggregate subscription price of up to $1.0 billion, only 95,273,331 ordinary shares are being registered for resale under the registration statement of which this prospectus forms a part. As of the date of this prospectus, the remaining available commitment amount under the Yorkville Subscription Agreement is approximately $968.3 million. While the market price of our ordinary shares may fluctuate from time to time after the date of this prospectus and, as a result, the actual subscription price to be paid by Yorkville under the Yorkville Subscription Agreement for ordinary shares, if any, may also fluctuate, in order for us to receive the full amount of Yorkville’s commitment under the Yorkville Subscription Agreement, it is possible that we may need to issue more than the number of ordinary shares being registered for resale under the registration statement of which this prospectus forms a part.
If it becomes necessary for us to issue to Yorkville more ordinary shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $1.0 billion under the Yorkville Subscription Agreement, we must first (i) to the extent necessary, obtain shareholder approval prior to issuing ordinary shares of the Exchange Cap in accordance with applicable Nasdaq rules, and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by Yorkville of any such additional ordinary shares, which the SEC must declare effective, in each case, before we may elect to issue any additional ordinary shares to Yorkville under the Yorkville Subscription Agreement. The number of ordinary shares ultimately offered for resale by Yorkville depends upon the number of ordinary shares, if any, we ultimately issue to Yorkville under the Yorkville Subscription Agreement.
The issuance, if any, of ordinary shares to Yorkville pursuant to the Yorkville Subscription Agreement would not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders would be diluted. Although the number of ordinary shares that our existing shareholders own would not decrease as a result of issuances, if any, under the Yorkville Subscription Agreement, the ordinary shares owned by our existing shareholders would represent a smaller percentage of our total issued ordinary shares after any such issuance.
The following table sets forth the amount of gross proceeds, before deducting any discount to Yorkville or expenses payable by us, we would receive from Yorkville from our issuance of such number of ordinary shares to Yorkville for a maximum aggregate subscription amount of $1.0 billion to Yorkville under the Yorkville Subscription Agreement at varying subscription prices:
Assumed Average Subscription Price Per Ordinary Share	Number of Ordinary Shares to be Issued if Full Subscription(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Yorkville(2)	Gross Proceeds from the Issuance of Ordinary Shares to Yorkville Under the Yorkville Subscription Agreement
$3.53(3)	283,286,118	10.8%	$999,999,996.54
$4.00	250,000,000	9.7%	$1,000,000,000.00
$4.73	211,416,490	8.3%	$999,999,997.70
$5.00	200,000,000	7.9%	$1,000,000,000.00
$5.69(4)	175,746,924	7.0%	$999,999,997.56

Assumed Average Subscription Price Per Ordinary Share	Number of Ordinary Shares to be Issued if Full Subscription(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Yorkville(2)	Gross Proceeds from the Issuance of Ordinary Shares to Yorkville Under the Yorkville Subscription Agreement
$6.00	166,666,666	6.7%	$999,999,996.00
$7.00	142,857,142	5.8%	$999,999,994.00
$8.00	125,000,000	5.1%	$1,000,000,000.00
$9.00	111,111,111	4.5%	$999,999,999.00
$10.00	100,000,000	4.1%	$1,000,000,000.00
$20.00	50,000,000	2.1%	$1,000,000,000.00
$50.00	20,000,000	0.8%	$1,000,000,000.00

(1)
Does not include 800,000 Commitment Shares issued to Yorkville as consideration for its commitment to subscribe for ordinary shares under the Yorkville Subscription Agreement. The number of ordinary shares offered by this prospectus may not cover all the shares we ultimately issue to Yorkville under the Yorkville Subscription Agreement, depending on the subscription price per share. We have included in this column such number of ordinary shares that may be issued to Yorkville (excluding the 800,000 Commitment Shares), without regard to the Beneficial Ownership Cap. The assumed average subscription prices are solely for illustration and are not intended to be estimates or predictions of future share performance.

(2)
The denominator is based on 2,338,812,676 ordinary shares outstanding as of May 29, 2025, adjusted to include the issuance of the number of shares set forth in the second column that we would have issued to Yorkville, assuming the average subscription price in the first column. The numerator is based on the number of ordinary shares set forth in the second column.

(3)
Represents the closing price of our ordinary shares on Nasdaq on May 29, 2025.

(4)
Represents the closing price of our ordinary shares on Nasdaq on October 19, 2023, the trading day prior to execution of the Yorkville Subscription Agreement.

USE OF PROCEEDS
All of the ordinary shares offered by Yorkville pursuant to this prospectus will be sold by Yorkville for its own account. We will not receive any of the direct proceeds from these sales. However, we expect to receive proceeds from issuances of ordinary shares that we may elect to make to Yorkville pursuant to the Yorkville Subscription Agreement, if any, from time to time in our discretion. As of the date of this prospectus, we are unable to estimate the actual amount of proceeds that we may receive under the Yorkville Subscription Agreement, as it will depend on a number of factors, including the frequency and prices at which we issue ordinary shares to Yorkville, market conditions and the trading price of our ordinary shares, our ability to meet the conditions set forth in the Yorkville Subscription Agreement, and determinations by us as to the appropriate sources of funding for our company and our operations. See “Committed Equity Financing” for a description of how the price at which we may issue ordinary shares to Yorkville is calculated pursuant to the Yorkville Subscription Agreement.
We plan to use the net proceeds from issuances of ordinary shares, if any, under the Yorkville Subscription Agreement for working capital and general corporate purposes.
Our expected use of net proceeds under the Yorkville Subscription Agreement represents our current intentions based on our present plans and business condition, which could change in the future as our plans and business conditions evolve. As of the date of this prospectus, we cannot predict with certainty any or all of the particular uses for the net proceeds to be received under the Yorkville Subscription Agreement, or the amounts, if any, that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds may vary depending on numerous factors, including our ability to obtain additional financing and changes we may make to our development plan. As a result, our management will have broad discretion in the application of the net proceeds, which may include uses not set forth above, and investors will be relying on our judgment regarding the application of the net proceeds from this offering.
Yorkville will pay any brokerage fees or commissions and expenses incurred by it for brokerage, accounting, tax or legal services or any other expenses incurred in selling the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

SELLING SECURITYHOLDER
This prospectus relates to the offer and sale from time to time of up to 95,273,331 shares of our ordinary shares by Yorkville. For additional information regarding the issuance of our ordinary shares registered pursuant to this prospectus, see “Committed Equity Financing”.
We are registering these 95,273,331 ordinary shares for sale by Yorkville named below pursuant to the Yorkville Subscription Agreement. Except for the transactions contemplated by the Yorkville Subscription Agreement and the Yorkville Securities Purchase Agreement, which matured in December 2024, and as set forth in the section titled “Plan of Distribution” in this prospectus, Yorkville has not had any material relationship with us within the past three years. For information regarding the Yorkville Subscription Agreement, see “Committed Equity Financing”.
The percent of beneficial ownership in the table below is based on (i) 2,338,812,676 ordinary shares issued and outstanding as of May 29, 2025 and (ii) the number of ordinary shares issuable upon exercise of securities that are exercisable, convertible or exchangeable for our ordinary shares within 60 days therefrom. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Based on the information provided to us by Yorkville, Yorkville has sole voting and investment power with respect to our ordinary shares beneficially owned by it.
Yorkville is not obligated to sell any of the ordinary shares offered under this prospectus. Because Yorkville may sell some or all of the ordinary shares owned by it that are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of such securities, no estimate can be given as to the number of securities covered by this prospectus that will be held by Yorkville.
The number of shares in the column titled “Maximum Number of Securities Being Offered” represents all of the ordinary shares being offered for resale by Yorkville under this prospectus. Subject to applicable law, Yorkville may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our securities it holds in transactions exempt from the registration requirements of the Securities Act. Therefore, for purposes of the following table, the column titled “Securities Owned After the Offering” assumes that Yorkville will sell all of the shares of our ordinary shares beneficially owned by it that are covered by this prospectus but will not sell any other ordinary shares.
	Securities Owned Before the Offering		Maximum Number of Securities Being Offered	Securities Owned After the Offering
Name of Selling Securityholder	Ordinary Shares(1)	%(2)	Ordinary Shares	Ordinary Shares	%(2)
YA II PN, Ltd.(3)	0	*	95,273,331	0	*

*
Less than 1.0%.

(1)
Represents the number of ordinary shares beneficially owned by Yorkville. The number of ordinary shares that may actually be issued to Yorkville pursuant to the Yorkville Subscription Agreement is not currently known and is subject to satisfaction of certain conditions and other limitations set forth in the Yorkville Subscription Agreement, including the Beneficial Ownership Cap and the Exchange Cap.

(2)
Assumes that Yorkville (a) will sell all of the ordinary shares beneficially owned by it that are covered by this prospectus and (b) does not acquire beneficial ownership of any additional ordinary shares. The number of shares ultimately offered for resale by Yorkville is dependent upon the number of shares we issue to Yorkville under the Yorkville Subscription Agreement.

(3)
Mark Angelo makes the investment decisions on behalf of Yorkville. The address of Yorkville is 1012 Springfield Ave, Mountainside, NJ, 07092.

TAXATION
The following summary of Singapore and U.S. federal income tax considerations of an investment in the ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax considerations relating to an investment in our ordinary shares, such as the tax considerations under U.S. state and local tax laws or under the tax laws of jurisdictions other than Singapore and the U.S.
Certain Singapore Taxation Considerations
Dividend Distributions
All Singapore-tax resident companies are currently under the one-tier corporate tax system, or one-tier system.
Under the one-tier system, the income tax paid by a tax resident company is a final tax and its distributable profits can be distributed to shareholders as tax exempt (one-tier) dividends. Such dividends are tax exempt in the hands of a shareholder, regardless of the tax residence status, shareholding level or legal form of the shareholder.
Accordingly, dividends received in respect of the ordinary shares by either a resident or non-resident of Singapore are not subject to Singapore income tax (whether by withholding or otherwise), on the basis that we are a tax resident of Singapore and under the one-tier system.
Foreign shareholders are advised to consult their own tax advisers to take into account the tax laws of their respective countries of residence and the existence of any agreement for the avoidance of double taxation which their country of residence may have with Singapore.
Gains on Disposal of Shares
Any gains considered to be in the nature of capital made from the sale of our shares will not be taxable in Singapore to the extent that they do not fall within the ambit of the new Section 10L of the Income Tax Act 1947 of Singapore (the “SITA”), which came into effect on January 1, 2024.
Gains arising from the disposal of the shares may be construed to be of an income nature and subject to Singapore income tax, especially if they arise from activities which may be regarded as the carrying on of a trade or business in Singapore. Such gains may also be considered income in nature, even if they do not arise from an activity in the ordinary course of trade or business or an ordinary incident of some other business activity, if the shares were purchased with the intention or purpose of making a profit by sale rather than holding for long-term investment purposes in Singapore.
There are no specific laws or regulations which deal with the characterization of whether a gain is income or capital in nature. The characterization of gains arising from the sale of our shares will depend primarily on the facts and circumstances (commonly referred to as the “badges of trade”) of each shareholder.
Subject to specified exceptions and Section 10L of the SITA, Section 13W of the SITA provides for certainty on the non-taxability of gains derived by a corporate taxpayer from the disposal of ordinary shares during the period from June 1, 2012 to December 31, 2027 (both dates inclusive) where:
(i)
the divesting company had legally and beneficially held a minimum shareholding of 20% of the ordinary shares of the company whose shares are being disposed; and

(ii)
the divesting company had maintained the minimum 20% shareholding for a continuous period of at least 24 months immediately prior to the disposal.

The above-mentioned “safe harbor rules” prescribed under Section 13W of the SITA will not apply to a divesting company under the following scenarios:
(a)
a divesting company whose gains or profits from the disposal of shares are included as part of its income based on the provisions of section 26 of the SITA;

(b)
the disposal of shares by a partnership, limited partnership and limited liability partnership one or more of the partners of which is a company or are companies; or

(c)
the disposal of shares on or after June 1, 2022 not listed on a stock exchange in Singapore or elsewhere, being shares in a company that the Singapore Comptroller of Income Tax is satisfied —

(i)
is in the business of trading immovable properties situated in Singapore or elsewhere;

(ii)
principally carries on the activity of holding immovable properties situated (whether in Singapore or elsewhere), whereby passive or no income is derived; or

(iii)
has undertaken property development (whether in Singapore or elsewhere), except where —

(A)
the immovable property developed is used by the company to carry on its trade or business (including the business of letting immovable properties), not being a business mentioned in sub-paragraph (i); and

(B)
the company did not undertake any property development in Singapore or elsewhere for a period of at least 60 consecutive months before the disposal of shares.

Under Section 10L of the SITA, gains received in Singapore by an entity of a relevant group from the sale or disposal of any movable or immovable property outside Singapore will be treated as income chargeable to tax under Section 10(1)(g) of the SITA under certain circumstances. Any registered shares, equity securities or securities will be deemed to be located outside Singapore if the register or principal register (if there is more than one register) is located outside Singapore regardless of where the company is incorporated. If our shares are deemed to be foreign assets, gains from their disposal will be subject to tax if an entity of a relevant group (other than an excluded entity) disposed of our shares on or after January 1, 2024. An entity is a member of a group of entities if its assets, liabilities, income, expenses and cash flows are (a) included in the consolidated financial statements of the parent entity of the group; or (b) excluded from the consolidated financial statements of the parent entity of the group solely on size or materiality grounds or on the grounds that the entity is held for sale. A group is a relevant group if (i) the entities of the group are not all incorporated, registered or established in Singapore; or (ii) any entity of the group has a place of business outside Singapore. An excluded entity is defined in Section 10L of the SITA to include a pure equity-holding company or any other entity with adequate economic substance in Singapore taking into account factors enumerated in Section 10L of the SITA.
Investors are advised to consult their own tax advisors on the applicable tax treatment if they receive gains in Singapore from the disposal of our shares.
Shareholders who apply, or who are required to apply, the Singapore Financial Reporting Standard 39 — Financial Instruments: Recognition and Measurement, or FRS 39; the Singapore Financial Reporting Standard 109 — Financial Instruments, or FRS 109; or the Singapore Financial Reporting Standard (International) 9 — Financial Instruments, or SFRS(I) 9 may for the purposes of Singapore income tax be required to recognize gains or losses in respect of financial instruments (not being gains or losses in the nature of capital) in accordance with FRS 39, FRS 109 or SFRS(I) 9 (as the case may be) (as modified by the applicable provisions of Singapore income tax law) even where no sale or disposal of the shares is made.
Section 34A of the SITA provides the tax treatment for financial instruments in accordance with FRS 39 (subject to certain exceptions and “opt-out” provisions) for taxpayers who are required to comply with FRS 39 for financial reporting purposes. The IRAS has also issued a circular titled “Income Tax Implications Arising from the Adoption of FRS 39 — Financial Instruments: Recognition and Measurement.”
FRS 109 or SFRS(I) 9 (as the case may be) is mandatorily effective for annual periods beginning on or after January 1, 2018, replacing FRS 39. Section 34AA of the SITA requires taxpayers who comply or who are required to comply with FRS 109 or SFRS(I) 9 (as the case may be) for financial reporting purposes to calculate their profit, loss or expense for Singapore income tax purposes in respect of financial instruments in accordance with FRS 109 or SFRS(I) 9 (as the case may be), subject to certain exceptions. The IRAS has also issued a circular titled “Income Tax: Income Tax Treatment Arising from Adoption of FRS 109 — Financial Instruments.”

Shareholders who may be subject to the above mentioned tax treatments, including under Sections 34A or 34AA of the SITA, should consult their accounting and tax advisers regarding the Singapore income tax consequences of their acquisition, holding and disposal of the shares.
Stamp Duty
There is no stamp duty payable on the subscription and issuance of the shares.
In relation to a transfer of the ordinary shares, no stamp duty is payable if no instrument of transfer is executed or if the instrument of transfer is executed outside Singapore and not received in Singapore. Accordingly, stamp duty is not applicable to electronic transfers of our shares effected solely on a book entry basis outside Singapore. We therefore expect that no Singapore stamp duty will be payable where shares are acquired by U.S. holders solely in book entry form through the facility outside Singapore established by our transfer agent and registrar outside Singapore to the extent that the instruments of transfer (including electronic instruments) are not received in Singapore and all electronic records and any information relating to such transfers are not electronically received by persons in Singapore, stored on any server or device in Singapore or made accessible to any person in Singapore.
Stamp duty will be payable if there is an instrument (including an electronic instrument) for the transfer of our shares which is either executed in Singapore or executed outside Singapore and received in Singapore.
Where the instrument of transfer is executed in Singapore, stamp duty must be paid within 14 days of the execution of the instrument of transfer. Where the instrument of transfer is executed outside Singapore and received in Singapore, stamp duty must be paid within 30 days of receipt of the instrument of transfer in Singapore. An electronic instrument that is executed outside Singapore is treated as received in Singapore in any of the following scenarios: (a) it is retrieved or accessed by a person in Singapore; (b) an electronic copy of it is stored on a device (including a computer) and brought into Singapore; or (c) an electronic copy of it is stored on a computer in Singapore.
As the relevant deeming provisions under Section 60F of the Stamp Duties Act 1929 of Singapore are quite broad, registered holders of our shares may wish to note that an electronic document executed outside Singapore may still be deemed to be received in Singapore if the branch records are retrieved or accessed in Singapore. As it may not be practical to anticipate the circumstances where an instrument may be considered received in Singapore, investors should consult their tax advisors regarding the particular Singapore stamp duty implications for them.
Stamp duty on an instrument of transfer of shares is payable at the rate of 0.2% of the consideration for, or open market value of, the shares, whichever is higher.
Stamp duty is borne by the purchaser unless there is an agreement to the contrary.
Estate Duty
Singapore estate duty was abolished with respect to all deaths occurring on or after February 15, 2008.
Tax Treaties Regarding Withholding Taxes
There is no comprehensive agreement for the avoidance of double taxation between the U.S. and Singapore which applies to withholding taxes (if any) on dividends or capital gains.
Goods and Services Tax
The sale of the shares by a GST-registered investor belonging in Singapore for GST purposes to another person belonging in Singapore is an exempt supply not subject to GST. Any input GST (for example, GST on brokerage) incurred by the GST-registered investor in connection with the making of an exempt supply is generally not recoverable from the Singapore Comptroller of GST and will become an additional cost to the investor unless the investor satisfies certain conditions prescribed under the Goods and Services Tax Act 1993 of Singapore or satisfies certain GST concessions.

Where the shares are sold by a GST-registered investor in the course of or furtherance of a business carried on by such investor contractually to and for the direct benefit of a person belonging outside Singapore, the sale should generally, subject to satisfaction of certain conditions, be considered a taxable supply subject to GST at 0%. Any input GST (for example, GST on brokerage) incurred by the GST-registered investor in making such a supply in the course of or furtherance of a business may be fully recoverable from the Singapore Comptroller of GST. Investors should seek their own tax advice on the recoverability of GST incurred on expenses in connection with the purchase and sale of the shares.
Services consisting of arranging, brokering, underwriting or advising on the issue, allotment or transfer of ownership of the shares rendered by a GST-registered person to an investor belonging in Singapore for GST purposes in connection with the investor’s purchase, sale or holding of the shares will be subject to GST at the standard rate, which is currently 9.0%. Similar services rendered by a GST-registered person contractually to an investor belonging outside Singapore and for the direct benefit of such an investor or a GST-registered person belonging in Singapore should generally, subject to the satisfaction of certain conditions, be subject to GST at 0%.
Global Anti-Base Erosion Model Rules (Pillar Two)
The Global Anti-Base Erosion Model Rules (Pillar Two) (“BEPS Pillar 2”) rules are implemented in Singapore via the Multinational Enterprise (Minimum Tax) Act 2024 (“MMTA”). It introduces (1) the multinational enterprise top-up tax (“MTT”), and (2) the domestic top-up tax (“DTT”).
The MMTA applies to a multinational enterprise (“MNE”) group for a financial year beginning on or after 1 January 2025 if its annual consolidated group revenue (determined by reference to the consolidated financial statements of its ultimate parent entity) for at least 2 financial years out of the 4 financial years immediately before that financial year is equal to or exceeds EUR 750 million.
MTT applies to a Singapore parent entity’s ownership interest in its relevant entities outside Singapore and its stateless entities but does not apply to its ownership interest in its domestic entities. The minimum rate for MTT is 15% and the top-up amount is computed using the effective tax rate (“ETR”) that is calculated on a jurisdictional basis for an MNE group. The charging provision for MTT is found in section 12 of the MMTA, which imposes MTT on an entity if (1) the entity is a responsible member of an MNE group at any time in the financial year, (2) the MNE group is an in-scope MNE group for the financial year, (3) the entity holds an ownership interest in another constituent entity (“CE”) of the MNE group at any time in the financial year, (4) that other CE is located in a jurisdiction outside Singapore or is a stateless entity, and has a top up amount for the financial year, and (5) the entity is located in Singapore.
The DTT imposes a top-up tax on certain CEs located in Singapore to raise their ETR to at least 15%. The charging provision for the DTT is section 28 of the MMTA, which imposes DTT equivalent to the on an MNE group for a financial year if (1) the MNE group is an in-scope MNE group, (2) at least one of its CEs is located in Singapore or is: (a) a flow through entity established, formed, incorporated or registered under the laws of Singapore, (b) not a responsible member, and (c) a reverse hybrid entity with respect to any of its income, expenditure, profit or loss, and (3) the MNE group has a top up amount for that financial year.
In-scope MNE groups are subject to various administrative requirements. This includes registering under the MMTA, designating a Singapore CE to be a Designated Local DTT Filing Entity (“DFE”) / Designated Local GIR Filing Entity (“GFE”), submitting MTT and DTT returns, and making a GloBE Information Return (“GIR”) filing.
However, some entities are excluded from the MTT and DTT. While their revenue is still taken into account to determine if the MNE group is in-scope, their attributes such as their profits, losses, taxes accrued, tangible assets, and payroll expenses are excluded from the various computations under MTT and DTT, including the de minimis exclusion. Further, such entities are not subject to any administrative obligations under MTT and DTT, such as the filing of a GIR. Excluded entities include a governmental entity, an international organisation and a non-profit organisation.
Further, the MTT and DTT regimes also provide for safe harbours that help reduce the MNE groups’ compliance burden. Where a safe harbour is elected by an MNE group for a jurisdiction, the top-up amounts for qualifying entities of the MNE group in the jurisdiction are treated as nil. Singapore currently has three safe harbours: (1) transitional CbCR Safe Harbour, (2) simplified Calculations Safe Harbour, and (3) QDMTT Safe Harbour.
Penalties may be imposed under the MMT Act where an in-scope MNE group fails to meet its obligations for MTT and DTT. As MTT and DTT rules are new, MNEs will require time to familiarize themselves with the rules. In view that some MNEs have given feedback that such rules are complex, IRAS will adopt a light touch approach for the first 3 FYs from FY 2025, if an MNE group can demonstrate that it has taken reasonable measures to ensure the correct application of the rules.
U.S. Federal Income Tax Considerations
The following discussion describes material U.S. federal income tax consequences to U.S. Holders (as defined below), of an investment in the ordinary shares. This summary applies only to U.S. Holders that acquire ordinary shares in exchange for cash in the offering, hold ordinary shares as capital assets within the meaning of Section 1221 of the Code (as defined below) and have the U.S. dollar as their functional currency.
This discussion is based on the tax laws of the U.S. as in effect on the date of this prospectus, including the Internal Revenue Code of 1986, as amended, the “Code,” and U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, and any such change could apply retroactively and could affect the U.S. federal income tax consequences described below. We have not sought and do not intend to seek any rulings from the IRS regarding the matters in this discussion. The statements in this prospectus are not binding on the IRS or any court, and thus we can provide no assurance that the U.S. federal income tax consequences discussed below will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. Furthermore, this summary does not address any estate, gift, Medicare or alternative minimum tax consequences, any state, local or non-U.S. tax consequences or any other tax consequences other than U.S. federal income tax consequences.
The following discussion does not describe all the tax consequences that may be relevant to any particular investor or to persons in special tax situations such as:
•
banks and certain other financial institutions;

•
regulated investment companies;

•
real estate investment trusts;

•
insurance companies;

•
broker-dealers;

•
traders that elect to mark to market;

•
tax-exempt organizations;

•
individual retirement accounts or other tax deferred accounts;

•
persons liable for alternative minimum tax or the Medicare contribution tax on net investment income;

•
U.S. expatriates;

•
persons holding ordinary shares as part of a straddle, hedging, constructive sale, conversion or integrated transaction;

•
persons that actually or constructively own 10% or more of our stock by vote or value;

•
persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the U.S.;

•
persons who acquired ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation; or

•
partnerships or other pass-through entities or arrangements and persons holding ordinary shares through such partnerships.

PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL AND NON- U.S. TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF ORDINARY SHARES.
As used herein, the term “U.S. Holder” means a beneficial owner of ordinary shares that, for U.S. federal income tax purposes, is or is treated as:
•
an individual who is a citizen or resident of the U.S.;

•
a corporation created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•
an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (1) is subject to the supervision of a court within the U.S. and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The tax treatment of a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds ordinary shares generally will depend on such partner’s status and the activities of the partnership. A U.S. Holder that is a partner in such partnership should consult its tax advisor.
Dividends and Other Distributions on Ordinary Shares
As described in the section entitled “Item 8. Financial Information — A. Consolidated Statements and Other Financial Information — Dividend Policy” in our most recent annual report on Form 20-F, we do not anticipate declaring or paying dividends to holders of our ordinary shares in the foreseeable future. However, if we do make distributions of cash or property on our ordinary shares, and subject to the passive foreign investment company considerations discussed below, the gross amount of distributions made by us with respect to ordinary shares (including the amount of any non-U.S. taxes withheld therefrom, if any) generally will be includible as dividend income in a U.S. Holder’s gross income in the year received, to the extent such distributions are paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all such distributions will be reported as dividends for U.S. federal income tax purposes. Such dividends will not be eligible for the dividends-received deduction allowed to U.S. corporations with respect to dividends received from other U.S. corporations. Dividends received by non-corporate U.S. Holders may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that (1) (i) our ordinary shares are listed on and considered readily tradable on an established securities market in the U.S., or (ii) we are eligible for benefits under a comprehensive U.S. income tax treaty that includes an exchange of information program and which the U.S. Treasury Department has determined is satisfactory for these purposes, (2) we are not a passive foreign investment company (as discussed below) with respect to the U.S. Holder for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain other requirements are met. In this regard, our ordinary shares will generally be considered to be readily tradable on an established securities market in the U.S. if they continue to be listed on Nasdaq. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to ordinary shares. As of the date hereof, there is no income tax treaty in effect between the U.S. and Singapore.
Dividends on the ordinary shares generally will constitute foreign source income for foreign tax credit limitation purposes. Subject to certain complex conditions and limitations, foreign taxes withheld on any distributions on the ordinary shares may be eligible for credit against a U.S. Holder’s federal income tax liability. If a refund of the tax withheld is available under the laws of the foreign jurisdiction or under a tax treaty, the amount of tax withheld that is refundable will not be eligible for such credit against a U.S. Holder’s U.S. federal income tax liability (and will not be eligible for the deduction against U.S. federal taxable income). If the dividends constitute qualified dividend income as discussed above, the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will generally be limited to the gross amount of the dividend, multiplied by the reduced rate applicable to the qualified dividend income, divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to ordinary shares will generally constitute “passive category income.” A U.S. Holder who does not elect to claim a foreign tax credit for foreign taxes withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. U.S. Treasury regulations may restrict the availability of any such credit (or deduction in lieu thereof) based on the nature of the withholding tax imposed by the foreign jurisdiction, though under current IRS guidance taxpayers generally may elect to determine the creditability of foreign taxes without regard to such restrictions for taxable years ending prior to the year further relevant guidance is issued. The rules relating to the determination of the U.S. foreign tax credit are complex, and U.S. Holders should consult their tax advisors regarding the availability of a foreign tax credit in their particular circumstances and the possibility of claiming a deduction (in lieu of the foreign tax credit) for any foreign taxes paid or withheld.
Sale or Other Taxable Disposition of Ordinary Shares
Subject to the passive foreign investment company considerations discussed below, upon a sale or other taxable disposition of ordinary shares, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such ordinary shares. Any such gain or loss generally will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in the ordinary shares exceeds one year. Non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income tax on long-term capital gain at preferential rates. The deductibility of capital losses is subject to significant limitations. Gain or loss, if any, realized by a U.S. Holder on the sale or other disposition of ordinary shares generally will be treated as U.S. source gain or loss for U.S. foreign tax credit limitation purposes, which will generally limit the availability of foreign tax credits.
Passive Foreign Investment Company Considerations
In general, a non-U.S. corporation will be classified as a PFIC for any taxable year if either: (a) at least 75% of its gross income is “passive income” for purposes of the PFIC rules or (b) at least 50% of the value of its assets (generally determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income generally includes interest, dividends, royalties and other investment income, with certain exceptions. For purposes of determining whether we are a PFIC, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.
Under the PFIC rules, if we were considered a PFIC at any time that a U.S. Holder holds the ordinary shares, we would continue to be treated as a PFIC with respect to such U.S. Holder’s investment in those ordinary shares unless (i) we ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules.
Based on our current and expected income and assets (taking into account the expected cash proceeds from issuances of our ordinary shares pursuant to the Yorkville Subscription Agreement and our current and anticipated market capitalization), we do not believe we were a PFIC for our taxable year ended December 31, 2024 or presently expect to be a PFIC for our current taxable year. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis after the close of each taxable year and that depends, in part, upon the composition of our income and assets. In addition, the application of the PFIC rules to companies with our composition of income and assets is subject to significant uncertainty. Fluctuations in the market price of our ordinary shares may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the second part of the test described above may be determined by reference to the market price of our ordinary shares. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised from issuances of our ordinary shares pursuant to the Yorkville Subscription Agreement. The IRS or a court may disagree with our determinations, including the manner in which we determine the value of our assets and the percentage of our income and assets that are passive under the PFIC rules. Therefore, there can be no assurance that we will not be a PFIC for the current taxable year or for any prior or future taxable year.
If we are a PFIC at any time that a U.S. Holder holds ordinary shares, any gain recognized by the U.S. Holder on a sale or other disposition of the ordinary shares, as well as the amount of any “excess distribution” (defined below) received by the U.S. Holder, would be allocated ratably over the U.S. Holder’s holding period for the ordinary shares. The amounts allocated to the taxable year of the sale or other disposition (or the taxable year of receipt, in the case of an excess distribution) and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed. For the purposes of these rules, an excess distribution is the amount by which any distribution received by a U.S. Holder on ordinary shares exceeds 125% of the average of the annual distributions on the ordinary shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the ordinary shares if we are considered a PFIC. We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.
If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares and any of our non-U.S. subsidiaries or other corporate entities in which we own equity interests are also classified as PFICs (each a “lower-tier PFIC”), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of each such lower-tier PFIC for purposes of the application of these rules. U.S. Holders are advised to consult their tax advisors regarding the application of the PFIC rules to any lower-tier PFICs we may own.
If we are considered a PFIC, a U.S. Holder will also be subject to annual information reporting requirements. U.S. Holders should consult their tax advisors about the potential application of the PFIC rules to an investment in ordinary shares.
Information Reporting and Backup Withholding
Dividend payments with respect to ordinary shares and proceeds from the sale, exchange or redemption of ordinary shares may be subject to information reporting to the IRS and U.S. backup withholding. A U.S. Holder may be eligible for an exemption from backup withholding if the U.S. Holder furnishes a correct taxpayer identification number and makes any other required certification or is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status may be required to provide such certification on IRS Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and such U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing an appropriate claim for refund with the IRS and furnishing any required information.
Additional Information Reporting Requirements
Certain U.S. Holders who are individuals (and certain specified entities) that hold an interest in “specified foreign financial assets” (which may include the ordinary shares) are required to report information (on IRS From 8938) relating to such assets, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions). Penalties can apply if U.S. Holders fail to satisfy such reporting requirements, and, in such circumstances, the statute of limitations for assessment of tax could be suspended, in whole or part. U.S. Holders should consult their tax advisors regarding the applicability of these requirements to their acquisition and ownership of ordinary shares.
THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO YOU. EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN ORDINARY SHARES UNDER THE INVESTOR’S OWN CIRCUMSTANCES.

PLAN OF DISTRIBUTION
The ordinary shares offered by this prospectus are being offered by Yorkville. The ordinary shares may be sold or distributed from time to time by Yorkville directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the ordinary shares offered by this prospectus could be effected in one or more of the following methods:
•
ordinary brokers’ transactions;

•
transactions involving cross or block trades;

•
through brokers, dealers, or underwriters who may act solely as agents;

•
“at the market” into an existing market for our ordinary shares;

•
in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•
in privately negotiated transactions; or

•
any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the ordinary shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the ordinary shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.
Yorkville is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.
Yorkville has informed us that it intends to use one or more registered broker-dealers to effectuate all sales of our ordinary shares that it has subscribed for and may in the future subscribe for from us pursuant to the Yorkville Subscription Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Such registered broker-dealer may, in some circumstances (or instance if such registered broker-dealer’s involvement is not limited to receiving commission not in excess of the usual and customary distributors’ or sellers’ commissions), be considered to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Yorkville has informed us that each such broker-dealer will receive commissions from Yorkville that will not exceed customary brokerage commissions.
Brokers, dealers, underwriters or agents participating in the distribution of the ordinary shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the ordinary shares sold by Yorkville through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of ordinary shares sold by Yorkville may be less than or in excess of customary commissions. Neither we nor Yorkville can presently estimate the amount of compensation that any agent will receive from any purchasers of ordinary shares sold by Yorkville.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS
Singapore
We are incorporated under the laws of the Republic of Singapore, and certain of our officers and directors are residents outside the U.S. In addition, a significant portion of our operations and business is conducted, and a substantial portion of our assets are located, outside the U.S.
Although we are incorporated outside the U.S., we have agreed to accept service of process in the U.S. through Cogency Global Inc., our agent designated for that purpose, located at 122 East 42nd Street, 18th Floor, New York, NY, 10168. Nevertheless, since a substantial portion of the assets owned by us are located outside the U.S., any judgment obtained in the U.S. against us may not be collectible within the U.S.
An investor may or may not be able to commence an original action against us or our directors or officers, or any person, before the courts outside the U.S. to enforce liabilities under U.S. federal securities laws, depending on the nature of the action.
There is no treaty between the U.S. and Singapore providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters and a final judgment for the payment of money rendered by any federal or state court in the U.S. based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Singapore. In making a determination as to enforceability of a foreign judgment, the Singapore courts need to be satisfied that the foreign judgment was final and conclusive and on the merits of the case, given by a court of law of competent jurisdiction, and was expressed to be for a fixed sum of money. In general, a foreign judgment would be enforceable in Singapore unless procured by fraud, or if the proceedings in which such judgments were obtained were not conducted in accordance with principles of natural justice, or if the enforcement thereof would be contrary to the public policy of Singapore, or if the judgment would conflict with earlier judgments from Singapore or earlier foreign judgments recognized in Singapore, or if the judgment would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws.
Civil liability provisions of the federal and state securities law of the U.S. permit the award of punitive damages against us, our directors and officers. The Singapore courts do not allow the enforcement of foreign judgments which amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. It is uncertain as to whether a judgment of the courts of the U.S. awarding such punitive damages would be regarded by the Singapore courts as being pursuant to foreign, penal, revenue or other public laws. Such determination has yet to be conclusively made by a Singapore court in a reported decision.
In addition, holders of book entry interests in our ordinary shares will be required to be registered as shareholders in our register of members in order to have standing to bring a shareholder suit and, if successful, to enforce a foreign judgment against us, our directors or our executive officers in the Singapore courts, subject to applicable Singapore laws. A holder of book entry interests in our ordinary shares may become our registered shareholder by exchanging its interest in our ordinary shares for certificated ordinary shares and being registered in our register of members. The administrative process of becoming a registered shareholder could result in delays prejudicial to any legal proceeding or enforcement action.
Vietnam
Vietnam is a party to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards (the “New York Convention”), and a few bilateral treaties relating to the recognition and enforcement of foreign judgments but not to any other multinational treaty in this regard. Foreign arbitral awards can be enforceable in Vietnam under the New York Convention after being recognized by Vietnamese courts in accordance with statutory procedures. However, in principle, Vietnam’s Civil Procedure Code provides that a civil judgment or decision of a foreign court is enforceable in Vietnam only if there is a treaty in this regard between Vietnam and such foreign country (including international treaties) or on a reciprocal basis. Vietnam’s Civil Procedure Code also sets out several grounds for Vietnamese courts to refuse the recognition and enforcement of foreign judgments and decisions or foreign arbitral awards. Therefore, it may be difficult to enforce in Vietnam any judgment or decision issued by a U.S. court against us or our directors and officers who are citizens of Vietnam.

LEGAL MATTERS
Certain legal matters of U.S. federal securities and New York State laws in connection with this offering have been passed upon for us by Latham & Watkins LLP. The validity of the ordinary shares offered in this offering has been passed upon for us by Rajah & Tann Singapore LLP.

EXPERTS
The consolidated financial statements of the Company appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2024, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2024, have been audited by Ernst & Young Vietnam Limited, independent registered public accounting firm, as set forth in its reports thereon, which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements and conclude, among other things, that the Company did not maintain effective internal control over financial reporting as of December 31, 2024, based on Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), because of the effects of the material weaknesses described therein, included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young Vietnam Limited is at 28th Floor, Bitexco Financial Tower, 2 Hai Trieu Street, Ho Chi Minh City, District 1 700000.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the periodic reporting and other information requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, as applicable to a “Foreign Private Issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. The SEC maintains a website that contains reports, information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. You may also obtain information about us by visiting our website at www.vinfastauto.us.

INCORPORATION OF INFORMATION BY REFERENCE
This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.
This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
•
the description of the Company’s ordinary shares contained in the Company’s registration statement on Form F-1 (Registration No. 333-275133), filed with the SEC on October 23, 2023, including any amendments or reports filed for the purpose of updating such description;

•
the Company’s Annual Report on Form 20-F for the year ended December 31, 2024, filed with the SEC on April 28, 2025; and

•
the Company’s Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on May 13, 2025.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, including any reports on Form 6-K that we specifically identify in such forms as being incorporated by reference, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.
We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the reports or documents incorporated by reference in this prospectus, at no cost to the requester, upon written or oral request to us at the following address:
VinFast Auto Ltd.
61 Robinson Road
#06-01, 61 Robinson
Singapore 068893
Office telephone: +65 6022 2530
Email: vinfast.sg@vinfastauto.com
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.
You should rely only on the information that we incorporate by reference or provide in this prospectus or any accompanying prospectus supplement. We have not authorized anyone else to provide you with different information.

AUTHORIZED REPRESENTATIVE
Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY, 10168.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Expenses Related To The Offering
We estimate that our expenses in connection with the offer and sale of ordinary shares by Yorkville will be as follows. With the exception of the SEC registration fee, all amounts are estimates.
SEC Registration Fee	$65,127.95
FINRA Fee	—
Printing and Engraving Expenses	$130,000.00
Legal Fees and Expenses	$650,000.00
Accounting Fees and Expenses	—
Miscellaneous Expenses	$3,000.00
Total	$848,127.95
In connection with the entry into the Yorkville Subscription Agreement, we paid YA Global II SPV, LLC, a subsidiary of Yorkville, a structuring fee in the amount of $25,000. In addition, as consideration for Yorkville’s irrevocable commitment to subscribe for ordinary shares pursuant to the Yorkville Subscription Agreement, we issued 800,000 Commitment Shares to Yorkville on November 3, 2023. As additional expenses relating to the offering will depend on the number of ordinary shares that we issue to Yorkville under the Yorkville Subscription Agreement and the market price prior to such issuances, we cannot reliably estimate all the expenses to be incurred in connection with the offer and sale of our ordinary shares by Yorkville hereunder.
We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.
Item 8.   Indemnification of Directors and Officers.
Under Section 172 of the Singapore Companies Act, any provision (whether in the constitution, a contract with the company or otherwise) that purports to exempt or provides an indemnity for exempting or indemnifying an officer of a company (including a director) (to any extent) against any liability that would otherwise attach to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void. However, we are not prohibited from: (a) as provided in Section 172A of the Singapore Companies Act, purchasing and maintaining for any officer insurance against any liability which by law would otherwise attach to such officer in respect of any negligence, default, breach of duty or breach of trust in relation to us; (b) as provided in Section 172B of the Singapore Companies Act, indemnifying an officer against liability incurred by such officer to a person other than the company, except when the indemnity is against any liability: (i) incurred by the officer to pay a fine in criminal proceedings; (ii) incurred by the officer to pay a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); (iii) incurred by the officer in defending criminal proceedings in which the officer is convicted; (iv) incurred by the officer in defending civil proceedings brought by the company or a related company in which judgment is given against such officer; or (v) incurred by the officer in connection with an application for relief under Section 76A(13) or Section 391 of the Singapore Companies Act in which the court refuses to grant such officer relief.
VinFast’s constitution provides that, subject to the provisions of and so far as may be permitted by the Singapore Companies Act and every other legislation for the time being in force concerning companies and affecting our Company, every director or other officer of our Company shall be entitled to be indemnified by our Company against all costs, charges, losses, expenses and liabilities incurred or to be incurred by him in the execution and discharge of his duties or in relation thereto. Without prejudice to the generality of the foregoing, no director or other officer of our Company shall be liable for the acts, receipts, neglects or defaults of any other director or officer or for joining in any receipt or other act for conformity or for any loss or expense happening to our Company through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of our Company or for the insufficiency or deficiency of any security in or upon which any of the moneys of our Company shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatsoever which shall happen in the execution of the duties of his office or in relation thereto unless the same shall happen through his own negligence, willful default, breach of duty or breach of trust.
We have also entered into indemnification agreements with our directors and officers, pursuant to which we have agreed to indemnify each such person and hold him harmless against all reasonable expenses, including counsel’s and experts’ fees, court fees, transcript costs, travel expenses, duplicating, printing and binding costs, telephone charges and all other costs and expenses incurred in connection with any threatened, pending or completed action, proceeding or alternative dispute resolution mechanism, or any inquiry, hearing or investigation that might lead to the institution of any such action, proceeding or alternative dispute resolution mechanism, to which he has been made a party or in which he became involved by reason of the fact that he is or was our director or officer. Except with respect to expenses to be reimbursed by us in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, our obligations under the indemnification agreements will be subject to certain customary restrictions and exceptions.
In cases where a director is sued by the company, the Singapore Companies Act gives the court the power to relieve directors either wholly or partially from their liability for their negligence, default, breach of duty or breach of trust.
The indemnification provisions in our constitution may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. A shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.
Item 9.   Exhibits and Financial Statements.
(a)   Exhibits
Exhibit Index
Exhibit Number	Description
2.1	Business Combination Agreement, dated as of May 12, 2023, by and among VinFast, Black Spade and Merger Sub (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form F-4, as amended (File No. 333-272663) initially filed with the SEC on June 15, 2023).
2.2	First Amendment to Business Combination Agreement, dated as of June 14, 2023 by and among VinFast, Black Spade and Merger Sub (incorporated by reference to Exhibit 2.2 to the Registration Statement on Form F-4, as amended (File No. 333-272663) initially filed with the SEC on June 15, 2023).
3.1	Constitution of VinFast (incorporated by reference to Exhibit 1.1 to the Shell Company Report on Form 20-F filed with the SEC on August 18, 2023).
4.1	Specimen Ordinary Share Certificate of VinFast (incorporated by reference to Exhibit 2.1 to the Shell Company Report on Form 20-F filed with the SEC on August 18, 2023).
4.2	Specimen Warrant Certificate of VinFast (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form F-4, as amended (File No. 333-272663) initially filed with the SEC on June 15, 2023).

Exhibit Number	Description
5.1*	Opinion of Rajah & Tann Singapore LLP as to the validity of the VinFast ordinary shares.
10.1†
Shareholders Support and Lock-Up Agreement and Deed, dated May 12, 2023, between VinFast and Black Spade (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form F-4, as amended (File No. 333-272663) initially filed with the SEC on June 15, 2023).

10.2†
Sponsor Support and Lock-Up Agreement and Deed, dated May 12, 2023, among VinFast, Black Spade and the Sponsor (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form F-4, as amended (File No. 333-272663) initially filed with the SEC on June 15, 2023).

10.3	First Amendment to Sponsor Support Agreement, dated as of June 14, 2023, by and among VinFast, Black Spade and the Sponsor (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form F-4, as amended (File No. 333-272663) initially filed with the SEC on June 15, 2023).
10.4	Registration Rights Agreement, dated as of August 11, 2023, by and among VinFast and the holder parties thereto (incorporated by reference to Exhibit 4.6 to the Shell Company Report on Form 20-F filed with the SEC on August 18, 2023).
10.5	Assignment, Assumption and Amendment Agreement (including the Warrant Agreement annexed therein), dated as of August 11, 2023, by and among VinFast, Black Spade and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.7 to the Shell Company Report on Form 20-F filed with the SEC on August 18, 2023).
10.6	Letter Agreement, dated July 15, 2021, among Black Spade and certain security holders (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form F-4, as amended (File No. 333-272663) initially filed with the SEC on June 15, 2023).
10.7+	VinFast Incentive Award Plan (incorporated by reference to Exhibit 4.9 to the Shell Company Report on Form 20-F filed with the SEC on August 18, 2023).
10.8+	Form of Indemnification Agreement between VinFast and its Directors and Officers (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form F-4, as amended (File No. 333-272663) initially filed with the SEC on June 15, 2023).
10.9‡
Battery Sale and Purchase Framework Agreement, dated September 23, 2022, between VinES and VinFast Vietnam (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form F-4, as amended (File No. 333-272663) initially filed with the SEC on June 15, 2023).

10.10‡†
Factory Lease Agreement, dated February 24, 2022, between Vinhomes Industrial Zone Investment Joint Stock Company and VinFast Trading and Production Joint Stock Company (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form F-4, as amended (File No. 333-272663) initially filed with the SEC on June 15, 2023).

10.11‡
Amendment No. 2 to the Factory Lease Agreement, dated February 28, 2022, between VHIZ JSC and VinFast Vietnam (incorporated by reference to Exhibit 10.19 to the Registration Statement on Form F-4, as amended (File No. 333-272663) initially filed with the SEC on June 15, 2023).

10.12‡
Amendment No. 3 to the Factory Lease Agreement, dated March 29, 2022, between VHIZ JSC and VinFast Vietnam (incorporated by reference to Exhibit 10.20 to the Registration Statement on Form F-4, as amended (File No. 333-272663) initially filed with the SEC on June 15, 2023).

10.13‡
Amendment No. 4 to the Factory Lease Agreement, dated November 1, 2022, between VHIZ JSC and VinFast Vietnam (incorporated by reference to Exhibit 4.19 to the Form 20-F filed with the SEC on April 25, 2024).

Exhibit Number	Description
10.14‡†
Amendment No. 5 to the Factory Lease Agreement, dated December 10, 2022, between VHIZ JSC and VinFast Vietnam (incorporated by reference to Exhibit 4.20 to the Form 20-F filed with the SEC on April 25, 2024).

10.15‡
Amendment No. 6 to the Factory Lease Agreement, dated July 5, 2024, between VHIZ JSC and VinFast Vietnam (incorporated by reference to Exhibit 10.19 to the Registration Statement on Form F-1, as amended (333-274475) filed with the SEC on October 21, 2024).

10.16‡†	Factory Lease Agreement, dated January 15, 2023, between VHIZ JSC and VinFast Vietnam (incorporated by reference to Exhibit 4.21 to the Form 20-F filed with the SEC on April 25, 2024).
10.17‡†
Amendment No. 5 to the Factory Lease Agreement, dated February 1, 2023, between VHIZ JSC and VinFast Vietnam (incorporated by reference to Exhibit 4.22 to the Form 20-F filed with the SEC on April 25, 2024).

10.18‡†
Amendment No. 6 to the Factory Lease Agreement, dated October 1, 2023, between VHIZ JSC and VinFast Vietnam (incorporated by reference to Exhibit 4.23 to the Form 20-F filed with the SEC on April 25, 2024).

10.19‡†
Amendment No. 7 to the Factory Lease Agreement, dated July 5, 2024, between VHIZ JSC and VinFast Vietnam (incorporated by reference to Exhibit 10.23 to the Registration Statement on Form F-1, as amended (333-274475) filed with the SEC on October 21, 2024).

10.20‡
Amendment No. 8 to the Factory Lease Agreement, dated November 1, 2024, between VHIZ JSC and VinFast Vietnam (incorporated by reference to Exhibit 4.26 to the Form 20-F filed with the SEC on April 28, 2025).

10.21	Financial Support Letter, dated April 15, 2025, by and between Vingroup and VinFast (incorporated by reference to Exhibit 4.24 to the Form 20-F filed with the SEC on April 28, 2025).
10.22‡†
Deed Poll, dated April 29, 2022, relating to Vingroup’s exchangeable bonds due 2027 (incorporated by reference to Exhibit 10.22 to the Registration Statement on Form F-4, as amended (File No. 333-272663) initially filed with the SEC on June 15, 2023).

10.23	Supplemental Deed Poll, dated April 12, 2024, relating to Vingroup’s $625,000,000 fixed rate exchangeable bonds due 2027 (incorporated by reference to Exhibit 4.26 to the Form 20-F filed with the SEC on April 25, 2024).
10.24‡†
Trust Deed, dated April 29, 2022, by and between Vingroup and The Hongkong and Shanghai Banking Corporation Limited in relation to $525,000,000 exchangeable bonds due 2027 (incorporated by reference to Exhibit 10.23 to the Registration Statement on Form F-4, as amended (File No. 333-272663) initially filed with the SEC on June 15, 2023).

10.25‡†
Supplemental Trust Deed, dated June 4, 2022, by and between Vingroup and The Hongkong and Shanghai Banking Corporation Limited in relation to $100,000,000 exchangeable bonds due 2027 (to be consolidated and form a single series with the $525,000,000 exchangeable bonds due 2027) (incorporated by reference to Exhibit 10.24 to the Registration Statement on Form F-4, as amended (File No. 333-272663) initially filed with the SEC on June 15, 2023).

10.26	Site Development Agreement, dated July 1, 2022, by and between the North Carolina Department of Commerce, VinFast Manufacturing US, LLC and Vingroup (incorporated by reference to Exhibit 10.25 to the Registration Statement on Form F-4, as amended (File No. 333-272663) initially filed with the SEC on June 15, 2023).

Exhibit Number	Description
10.27	Option to Purchase Real Estate, dated November 8, 2022, by and between North Carolina Department of Commerce and VinFast Manufacturing US, LLC (incorporated by reference to Exhibit 10.26 to the Registration Statement on Form F-4, as amended (File No. 333-272663) initially filed with the SEC on June 15, 2023).
10.28	Community Economic Development Agreement, dated March 29, 2022, by and between the Economic Investment Committee of the State of North Carolina, VinFast Manufacturing US, LLC, VinFast Vietnam, VinFast Trading & Investment Pte. Ltd. and VinES (incorporated by reference to Exhibit 10.27 to the Registration Statement on Form F-4, as amended (File No. 333-272663) initially filed with the SEC on June 15, 2023).
10.29	Ordinary Shares Subscription Agreement, dated June 30, 2023, by and between VinFast and Gotion Inc. (incorporated by reference to Exhibit 10.28 to the Registration Statement on Form F-4, as amended (File No. 333-272663) initially filed with the SEC on June 15, 2023).
10.30	Backstop Subscription Agreement, dated August 10, 2023, by and among VinFast, Black Spade and Lucky Life Limited (incorporated by reference to Exhibit 4.28 to the Shell Company Report on Form 20-F filed with the SEC on August 18, 2023).
10.31	Standby Equity Subscription Agreement, dated October 20, 2023, by and between VinFast and YA II PN, Ltd. (incorporated by reference to Exhibit 99.1 on Form 6-K (File No. 001-41782) as filed with the SEC on October 19, 2023).
10.32	Securities Purchase Agreement, dated December 29, 2023, by and between VinFast and the investor listed therein (incorporated by reference to Exhibit 99.1 on Form 6-K (File No. 001-41782) as filed with the SEC on December 29, 2023).
10.33	First Amendment to the Securities Purchase Agreement, dated June 28, 2024, by and between VinFast and YA II PN, LTD. (incorporated by reference to Exhibit 99.1 on Form 6-K (File No. 001-41782) as filed with the SEC on July 1, 2024).
10.34	Convertible Debenture, dated July 1, 2024, by and between VinFast and YA II PN, Ltd. (incorporated by reference to Exhibit 99.2 on Form 6-K (File No. 001-41782) as filed with the SEC on July 1, 2024).
10.35	Registration Rights Agreement, dated December 29, 2023, by and between VinFast and YA II PN, Ltd. (the “Registration Rights Agreement”) (incorporated by reference to Exhibit 99.3 on Form 6-K (File No. 001-41782) as filed with the SEC on December 29, 2023).
10.36‡	First Amendment to the Registration Rights Agreement, dated January 25, 2024, by and between VinFast and YA II PN, Ltd. (incorporated by reference to Exhibit 10.39 to the Registration Statement on Form F-1, as amended (333-274475) filed with the SEC on October 21, 2024).
10.37‡	Second Amendment to the Registration Rights Agreement, dated February 23, 2024, by and between VinFast and YA II PN, Ltd. (incorporated by reference to Exhibit 10.40 to the Registration Statement on Form F-1, as amended (333-274475) filed with the SEC on October 21, 2024).
10.38	Global Guaranty Agreement, dated December 29, 2023, by Vingroup USA, LLC (incorporated by reference to Exhibit 99.4 on Form 6-K (File No. 001-41782) as filed with the SEC on December 29, 2023).
19.1	Insider Trading Policy (incorporated by reference to Exhibit 11.1 to the Form 20-F filed with the SEC on April 28, 2025).
21.1	List of Subsidiaries of VinFast (incorporated by reference to Exhibit 8.1 to the Form 20-F filed with the SEC on April 28, 2025).
23.1*	Consent of Rajah & Tann Singapore LLP (included in Exhibit 5.1)

Exhibit Number	Description
23.2#	Consent of Ernst & Young Vietnam Limited, an independent registered public accounting firm.
24.1#	Power of Attorney (included on the signature page to the prospectus)
107*	Filing Fee Table

#
Filed herewith

*
Previously filed

†
Annexes, schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

‡
Certain confidential portions (indicated by brackets and asterisks) have been omitted from this Exhibit pursuant to Regulation S-K Item 601(b)(2).

+
Indicates a management contract or compensatory plan.

(b)   Financial Statement Schedules
Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.
Item 10.   Undertakings.
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (1)(i), (ii), and (iii) of this section do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or, as to a registration statement on Form F-3, is contained in a form of prospectus filed pursuant to Rule 424(b).
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F03, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(6)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on May 30, 2025.
VINFAST AUTO LTD.
By:
/s/ Le Thi Thu Thuy

Name:
Le Thi Thu Thuy

Title:
Chairwoman and Director

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Le Thi Thu Thuy, singly (with full power to act alone) as attorney-in-fact with full power of substitution for her in any and all capacities to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title
/s/ Pham Nhat Vuong Name: Pham Nhat Vuong	Managing Director and CEO (principal executive officer)
/s/ Le Thi Thu Thuy Name: Le Thi Thu Thuy	Chairwoman and Director
/s/ Nguyen Thi Lan Anh Name: Nguyen Thi Lan Anh	Director and Chief Financial Officer (principal financial officer and principal accounting officer)
/s/ Ling Chung Yee Roy Name: Ling Chung Yee Roy	Director
/s/ Tham Chee Soon Name: Tham Chee Soon	Director
/s/ Nguyen Thi Van Trinh Name: Nguyen Thi Van Trinh	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the U.S. of VinFast Auto Ltd., has signed this registration statement or amendment thereto in New York, New York on May 30, 2025.
AUTHORIZED U.S. REPRESENTATIVE
Cogency Global Inc.
By:
/s/ Colleen A. De Vries

Name:
Colleen A. De Vries

Title:
Senior Vice President on behalf of Cogency Global Inc.